Exhibit 2.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

BUSINESS COMBINATION AGREEMENT

by and among

COLUMBUS CIRCLE CAPITAL CORP I,
as SPAC,

PROCAP FINANCIAL, INC.,
as Pubco,

CRIUS SPAC MERGER SUB, INC.
as SPAC Merger Sub,

CRIUS MERGER SUB, LLC,
as Company Merger Sub,

PROCAP BTC, LLC,
as the Company,

and

INFLECTION POINTS INC,
as the Seller

Dated as of June 23, 2025

i

4.12	Properties	33
4.13	Material Contracts	33
4.14	Transactions with Affiliates	34
4.15	Finders and Brokers	34
4.16	Certain Business Practices	34
4.17	Insurance	35
4.18	Independent Investigation	35
4.19	No Other Representations	35
4.20	Information Supplied	35
4.21	SPAC Trust Account	36

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUBS

5.1	Organization and Standing	36
5.2	Authorization; Binding Agreement	37
5.3	Governmental Approvals	37
5.4	Non-Contravention	37
5.5	Capitalization	38
5.6	Pubco and Merger Subs’ Activities	38
5.7	Finders and Brokers	38
5.8	Ownership of Pubco Stock	38
5.9	Convertible Notes PIPE	38
5.10	Information Supplied	39
5.11	Independent Investigation	39
5.12	No Other Representations	39

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

6.1	Organization and Standing	40
6.2	Authorization; Binding Agreement	40
6.3	Capitalization	41
6.4	Governmental Approvals	41
6.5	Non-Contravention	42
6.6	Absence of Certain Changes	42
6.7	Company Activities	42
6.8	Title to Assets	42
6.9	Employees and Benefit Plans	42
6.10	Investment Company Act	42
6.11	Certain Business Practices.	42
6.12	Finders and Brokers	43
6.13	Information Supplied	43
6.14	Independent Investigation	43
6.15	Material Contracts	44
6.16	No Other Representations	44
6.17	Taxes.	44

Article VII
REPRESENTATIONS AND WARRANTIES OF THE SELLER

7.1	Organization and Standing	46

7.2	Authorization; Binding Agreement	46
7.3	Ownership	47
7.4	Government Approvals	47
7.5	Non-Contravention	47
7.6	No Litigation	47
7.7	Finders and Brokers	47
7.8	Information Supplied	47
7.9	No Other Representations	47
		48
Article VIII
COVENANTS

8.1	Access and Information	48
8.2	Conduct of Business of the Company, Pubco and the Merger Subs	49
8.3	Conduct of Business of SPAC	50
8.4	Annual and Interim Financial Statements	52
8.5	SPAC Public Filings	53
8.6	No Solicitation	53
8.7	No Trading	54
8.8	Notification of Certain Matters	54
8.9	Efforts	55
8.10	Further Assurances	56
8.11	The Registration Statement	57
8.12	Company Holder Meeting	60
8.13	Public Announcements	60
8.14	Confidential Information	61
8.15	Post-Closing Pubco Board of Directors and Executive Officers	62
8.16	Indemnification of Directors and Officers; Tail Insurance	62
8.17	Use of Proceeds	63
8.18	Delisting and Deregistration	64
8.19	Pubco A&R Organizational Documents	64
8.20	Amendment and Restatement of Founder Registration Rights Agreement	64
8.21	Private Placement Transactions	64
8.22	Transaction Financing	64
8.23	Bitcoin Acquisition	65

Article IX
CLOSING CONDITIONS

9.1	Conditions to Each Party’s Obligations	65
9.2	Conditions to Obligations of the Company, Pubco, the Merger Subs and the Seller	66
9.3	Conditions to Obligations of SPAC	67
9.4	Frustration of Conditions	68

Article X
TERMINATION AND EXPENSES

10.1	Termination	68
10.2	Effect of Termination	69

Article XI
WAIVERS AND RELEASES

11.1	Waiver of Claims Against Trust	69
11.2	Release and Covenant Not to Sue	70
		70
Article XII
MISCELLANEOUS

12.1	Survival	70
12.2	Notices	70
12.3	Binding Effect; Assignment	71
12.4	Third Parties	71
12.5	Fees and Expenses	71
12.6	Governing Law; Jurisdiction	72
12.7	WAIVER OF JURY TRIAL	72
12.8	Specific Performance	72
12.9	Severability	73
12.10	Amendment	73
12.11	Waiver	73
12.12	Entire Agreement	73
12.13	Counterparts	73
12.14	Legal Representation	73
12.15	No Recourse	74

EXHIBITS

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Non-Competition Agreement
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Preferred Equity Subscription Agreement
Exhibit F	Form of Convertible Notes Subscription Agreement
Exhibit G	Services Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 23, 2025 by and among (a) Columbus Circle Capital Corp I, a Cayman Islands exempted company (“SPAC”), (b) ProCap Financial, Inc., a Delaware corporation (“Pubco”), (c) Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), (d) Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), (e) ProCap BTC, LLC, a Delaware limited liability company (the “Company”), and (f) Inflection Points Inc, d/b/a Professional Capital Management, a Delaware corporation (the “Seller”). SPAC, Pubco, SPAC Merger Sub, Company Merger Sub, the Seller and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, Pubco is a newly incorporated Delaware corporation that is owned entirely by one or more managers or officers of the Company, and Pubco owns all of the issued and outstanding equity interests of SPAC Merger Sub and Company Merger Sub, each of which is a newly organized entity formed for the sole purpose of effecting the Mergers (as defined below);

WHEREAS, as of the date hereof, the Seller owns 100% of the issued and outstanding Company Common Units (as defined below);

WHEREAS, at least one (1) Business Day prior to the Effective Time (as defined below), SPAC shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and re-register in the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Part 12 of the Companies Act (Revised) of the Cayman Islands (the “Cayman Act”) and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) following the Conversion (as defined below), SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger”), and with SPAC Shareholders receiving one share of Pubco Stock for each share of SPAC Class A Common Stock held by such shareholder in accordance with the terms of this Agreement and (b) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers”, and together with the other transactions contemplated by this Agreement and the Ancillary Documents, including the Conversion and the Transaction Financings, the “Transactions”) and with Company Holders receiving shares of Pubco Stock in exchange for the Company Units held by such Company Holders in accordance with the terms of this Agreement, and as a result of the Mergers, SPAC and the Company will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law;

WHEREAS, the Parties hereby agree and acknowledge that the Mergers, taken together and as part of an integrated transaction, are intended to be treated as an exchange within the meaning of Section 351(a) of the Code (the “Intended Tax Treatment”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Seller and Pubco have entered into a Lock-Up Agreement, substantially in the form set forth on Exhibit A (the “Lock-Up Agreement”), pursuant to which the Seller agreed not to transfer their shares of Pubco Stock received in connection with the Closing of the Business Combination until the earlier of (a) six (6) months after the Closing or (b) subsequent to the Business Combination, the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Pubco’s stockholders having the right to exchange their shares of Pubco Stock for cash, securities or other property;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Pubco, SPAC, the Company and Anthony Pompliano have entered into a Non-Competition and Non-Solicitation Agreement in favor of Pubco and the Company, a copy of which is attached as Exhibit B hereto (the “Non-Competition Agreement”), which shall become effective as of the Closing and provides for a restricted period from the Closing until the earlier of (i) the eighteen (18) month anniversary of the Closing Date and (ii) the date that is six (6) months after such date as Anthony Pompliano ceases to be a control person of Pubco;

WHEREAS, prior to the execution and delivery of this Agreement, Northland has delivered the Fairness Opinion (as defined below) to the SPAC Board;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Pubco, SPAC and Columbus Circle 1 Sponsor Corp LLC, a Delaware limited liability company (the “Sponsor”), have entered into a Sponsor Support Agreement substantially in the form set forth on Exhibit C (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor will vote its SPAC Ordinary Shares in favor of the adoption and approval of this Agreement and the Transactions and the Sponsor shall waive any anti-dilution rights with respect to the SPAC Class B Ordinary Shares (and, following the Conversion, the SPAC Class B Common Stock) held by the Sponsor;

WHEREAS, contemporaneously with the Closing, each of the Company, SPAC, Pubco and the directors and officers of SPAC named therein (the “Insiders”) will execute and deliver an amendment to the Insider Letter Agreement pursuant to which, among other matters, effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of SPAC under the Insider Letter Agreement (the “Insider Letter Amendment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC has received a voting and support agreement in the form attached hereto as Exhibit D (the “Voting Agreement”) signed by the SPAC, Company and those Company Holders (as defined herein) sufficient to approve the Company Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the Closing, Sponsor, SPAC, Pubco, and the Seller shall enter into an amended and restated registration rights agreement, which will add Pubco as a party and cover the resale of the shares of Pubco Stock held by Sponsor, the Seller, and certain Company Holders (the “Amended and Restated Registration Rights Agreement”), and which amends and restates the Founder Registration Rights Agreement, to, among other matters, have Pubco assume the obligations of SPAC under the Founder Registration Rights Agreement and to provide the Company Holders party thereto with registration rights thereunder covering, among other securities, the shares of Pubco Stock, which Amended and Restated Registration Rights Agreement will become effective as of the Closing;

WHEREAS, the Preferred Equity Investors have agreed to make a private investment in the Company by purchasing Company Preferred Units in the aggregate amount of Five Hundred Sixteen Million Five Hundred Thousand Dollars ($516,500,000) (such investment, the “Preferred Equity Investment”), in each case, pursuant to subscription agreements substantially in the form set forth on Exhibit E (the “Preferred Equity Investment Subscription Agreements”);

WHEREAS, the Convertible Notes Investors have agreed to make an investment in Pubco by purchasing convertible notes with an aggregate principal amount of Two Hundred and Thirty-Five Million Dollars ($235,000,000) (the “Convertible Notes PIPE”), in each case, pursuant to subscription agreements substantially in the form set forth on Exhibit F (the “Convertible Notes Subscription Agreements” and, together with the Preferred Equity Investment Subscription Agreements, the “Subscription Agreements”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and the Seller have entered into that certain Investment Consulting and Marketing Services Agreement, substantially in the form set forth on Exhibit G, pursuant to which Seller and/or such Affiliates will agree to provide certain services to Pubco, including promotional and marketing services, as well as licensing of certain assets;

WHEREAS, within fifteen (15) days following payment of the Preferred Equity Investment , and in accordance herewith, the Company shall purchase Bitcoin (the “Bitcoin Acquisition”) in an aggregate amount equal to the Preferred Equity Investment, and such Bitcoin shall be placed into a custody account in accordance with the Custody Agreement (as defined herein) and contributed to Pubco at the Closing;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously: (a) determined that this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions are advisable and in the best interests of SPAC and its shareholders; (b) authorized and approved the execution, delivery and performance by SPAC of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions; (c) approved the Transactions as a Business Combination; and (d) recommended the adoption and approval of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions by the SPAC Shareholders;

WHEREAS, the board of managers of each of Company Merger Sub and the Company has (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and members and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, the respective boards of directors of Pubco and SPAC Merger Sub have each unanimously (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and shareholders and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

1.1   Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any subpoena or request for information), inquiry, hearing, proceeding or investigation, by or before any Person, including any Governmental Authority.

“Adjustment Shares” means a number of shares of Pubco Stock equal to (X) the product of (A) (I) the quotient obtained by dividing (i) the Closing Bitcoin Price by (ii) the Signing Bitcoin Price, (II) minus 1, multiplied by (B) the Preferred Equity Investment divided by (Y) $10.00; provided, that the amount calculated in (A) of the foregoing shall not be less than zero.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including but not limited to the Sponsor Support Agreement, the Employment Agreement(s), the Lock-Up Agreement, the Non-Competition Agreement, the Insider Letter Amendment, the Amended and Restated Registration Rights Agreement, the Financing Agreements, the Services Agreement, and the Pubco A&R Organizational Documents.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning set forth in the SPAC Memorandum and Articles as in effect on the date hereof.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or the Cayman Islands are authorized to close for business and for purposes of the Conversion, any day on which the Delaware Secretary of State is authorized to close for business.

“Cayman Conversion Documents” means the documents required to be filed with the Cayman Registrar in order to give effect to the Conversion pursuant to the Cayman Act.

”Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Clear Street” means Clear Street LLC.

“Closing Bitcoin Price” means the U.S. dollar price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate - New York Variant for the ten (10)-day period ending on the third (3rd) Business Day prior to the Closing Date, provided that if such price is equal to or greater than $200,000.00, the Closing Bitcoin Price shall be deemed to be $200,000.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cohen” means Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC.

“Company Common Holders” means the holders of the Company Common Units.

“Company Common Units” means the common units of membership of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning the Company, Pubco, Merger Subs, the Seller, the Company Holders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or applicable confidentiality agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any membership interests or other equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any membership interests of the Company.

“Company Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of the Company, Pubco and the Merger Subs in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions: fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to the Company, Pubco, and the Merger Subs.

“Company Fundamental Representations” means the representations and warranties made by the Company pursuant to Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.3 (Capitalization), and Section 6.12 (Finders and Brokers).

“Company Holders” means Company Common Holders and Company Preferred Holders.

“Company Preferred Holders” means holders of the Company Preferred Units.

“Company Preferred Units” means the non-voting preferred units of the Company.

“Company Units” means the Company Common Units and the Company Preferred Units.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Convertible Notes Investors” means those Persons who are participating in the Convertible Notes PIPE pursuant to a Convertible Notes Subscription Agreement entered into with Pubco and SPAC as of the date of this Agreement.

“Custody Agreement” means that certain Master Custody Service Agreement, dated as of June 19, 2025, by and between the Company and Anchorage Digital Bank, N.A., as amended, supplemented or modified from time to time.

“Delaware Conversion Documents” means the documents required to be filed with the Delaware Secretary of State to give effect to the Conversion pursuant to the DGCL.

“DLLCA” means Delaware Limited Liability Company Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” means, collectively, the SPAC Expenses and the Company Expenses.

“Fairness Opinion” means the opinion of Northland Securities, Inc., delivered to the SPAC Board to the effect that, as of the date of such opinion and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by Northland Securities, Inc. as set forth in the opinion, the Transactions, including the issuance of the Merger Consideration Shares, is fair, from a financial point of view, to SPAC and its unaffiliated security holders.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 15, 2025, by and among SPAC, Sponsor and the IPO Underwriters.

”Fraud Claim” means any Action based in whole or in part upon fraud willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body with competent jurisdiction.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services or capitalized leases, as determined in accordance with GAAP (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) any severance costs, pension, bonus, deferred compensation, amounts due in respect of cancellation of options and other equity awards, forgivable loans (whether issued or proposed to be issued) or similar obligations (and, in each case, any employer portion of unemployment, social security, payroll or similar Tax payable in connection therewith), and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter Agreement” means that certain letter agreement, dated May 15, 2025, by and among SPAC, the Sponsor and the Insiders.

“Intellectual Property” means trademarks, service marks, rights in trade names, business names, logos or get-up, goodwill and the right to sue for passing off, patents, supplementary protection certificates, rights in inventions, proprietary processes, formulae, models and methodologies, registered and unregistered design rights, copyrights (including rights in software), database rights, image rights, rights to publicity and rights to personality and privacy, moral rights and rights of attribution and integrity, rights in domain names and URLs and social media presence accounts, and all other similar rights in any part of the world (including in confidential information and trade secrets) and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and any rights to apply for and be granted, registrations, renewals, extensions, continuations or restorations of, and rights to claim priority from such registrations.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

”IPO” means the initial public offering of SPAC Public Units, SPAC Public Shares and SPAC Public Warrants pursuant to the IPO Prospectus.

“IPO Prospectus” means the prospectuses of SPAC, filed with the SEC on May 15, 2025 (File Nos. 333-286778 and 333-287336).

“IPO Underwriters” means Cohen and Clear Street, as the representative of the underwriters in the IPO.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means (i) Anthony Pompliano and (ii) if applicable, any executive-level officer hired prior to Closing who is intended by mutual agreement of the Company and the SPAC to become a permanent executive-level officer of Pubco following the Closing. For the avoidance of doubt, any temporary or interim-period executive shall not be deemed a Key Employee.

“Knowledge” means, with respect to any Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest (including any created by Law), attachment, option, proxy, voting trust, encumbrance, license, covenant not to sue, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means (i) with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder or (ii) with respect to the Company, if the average CME CF Bitcoin Reference Rate - New York Variant for any consecutive ten-day period is below $25,000; provided, that if the average CME CF Bitcoin Reference Rate - New York Variant subsequently rises above $25,000 for any consecutive ten-day period, there shall not be any deemed Material Adverse Effect; provided, however, with respect to clause (i)(a), any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in interest rates) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes in conditions that generally affect the industries or markets in which such Person or any of its Subsidiaries principally operate; (iii) any change in IFRS, GAAP or other applicable accounting principles or any authoritative interpretations thereof; (iv) conditions caused by acts of God, natural disasters, terrorism, war (whether or not declared), escalation of hostilities, geopolitical conditions, local, national or international political conditions or any outbreak or escalation of an epidemic or pandemic (excluding the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war”); (v) the taking of any action required by this Agreement or any Ancillary Document; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate and adverse effect on such Person or any of its Subsidiaries compared to similarly situated participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to SPAC (provided that the underlying causes of any such Redemption or failure to obtain the Required Shareholder Approval may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; and provided, further, with respect to the failure to obtain the Required Shareholder Approval, that the SPAC has not violated its obligations under this Agreement in connection with obtaining such Required Shareholder Approval).

“Merger Subs” means, together, Company Merger Sub and SPAC Merger Sub.

“Nasdaq” means the Nasdaq Global Market.

“Northland” means Northland Securities, Inc.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, (a) that is a corporation (including an exempted company), its certificate of incorporation and bylaws or memorandum and articles of association, or comparable documents, in each case, as amended and restated from time to time (b) that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) that is a trust, its declaration of trust, or comparable documents and (e) that is any other Person but that is not an individual, its comparable organizational documents.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Unit Common Merger Consideration Shares” means the number of Common Merger Consideration Shares issued in exchange for each Company Common Unit, calculated by dividing (a) the aggregate number of Common Merger Consideration Shares by (b) the number of Company Common Units issued and outstanding.

“Per Unit Preferred Merger Consideration Shares” means the number of Preferred Merger Consideration Shares issued in exchange for each Company Preferred Unit, calculated by dividing (a) the aggregate number of Preferred Merger Consideration Shares by (b) the number of Company Preferred Units issued and outstanding.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Preferred Equity Investors” means those Persons who are participating in the Preferred Equity Investment pursuant to a Preferred Equity Investment Subscription Agreement entered into with Pubco, the Company and SPAC as of the date of this Agreement.

“Pubco and Merger Subs Fundamental Representations” means the representations and warranties made by Pubco and Merger Subs pursuant to Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.6 (Finders and Brokers).

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco as of the date of this Agreement, as in effect under the DGCL.

“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Stock at a price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Private Warrants.

“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Stock at a price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Public Warrants.

“Pubco Securities” means the shares of Pubco Stock and the Pubco Warrants.

“Pubco Stock” means the shares of common stock, par value $0.001 per share, of Pubco.

“Pubco Warrants” means the Pubco Public Warrants and Pubco Private Warrants.

“Qualifying Tax Transaction” means a transaction or transactions described in Section 351(a) of the Code.

“Redemption Amount” means the aggregate amount payable with respect to all Redemptions of the SPAC Class A Ordinary Shares pursuant to and in accordance with the SPAC Memorandum and Articles.

“Related Persons” means, as to any Person, the Affiliates of such Person, the Representatives of such Person and such Person’s Affiliates, and the immediate family members of any of the foregoing.

“Representatives” means, as to any Person, the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933.

“Seller Fundamental Representations” means the representations and warranties made by the Seller pursuant to Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement) and Section 7.7 (Finders and Brokers).

“Signing Bitcoin Price” means the U.S. dollar price of one Bitcoin as set forth in the Trade Confirmation delivered pursuant to Section 8.23(a).

“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC following the Conversion.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Conversion, SPAC Class A Ordinary Shares shall refer to the shares of SPAC Class A Common Stock.

“SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC following the Conversion.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Conversion, SPAC Class B Ordinary Shares shall refer to the shares of SPAC Class B Common Stock.

“SPAC Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning SPAC or any of its Subsidiaries; provided, however, that SPAC Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information.

“SPAC Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of SPAC in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions (including the Transaction Financings): (a) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to SPAC, including, for the avoidance of doubt, fees pursuant to the Business Combination Marketing Agreement, dated May 15, 2025, by and between SPAC and the IPO Underwriters, and (b) the SPAC Loans.

“SPAC Fundamental Representations” means the representations and warranties made by SPAC pursuant to Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), and Section 4.16 (Finders, Brokers, and Advisors).

“SPAC Loans” means the loans made to SPAC by the Sponsor or any of its Affiliates for the purpose of financing costs and expenses incurred in connection with the IPO, a Business Combination or other working capital expenditures of SPAC as described in the SEC Reports.

“SPAC Memorandum and Articles” means the amended and restated memorandum and articles of association of SPAC in effect as of the date of this Agreement provided that from and after the Conversion, SPAC Memorandum and Articles shall refer to the Conversion Organizational Documents.

“SPAC Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of SPAC Merger Sub.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means preference shares, par value $0.0001 per share, of SPAC, prior to the Conversion.

“SPAC Private Units” means the units issued in a private placement that was consummated simultaneously with the consummation of the IPO, consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of one SPAC Private Warrant.

“SPAC Private Warrants” means warrants, one-half (1/2) of which were included in as part of each the SPAC Private Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Public Shares” means the SPAC Class A Ordinary Shares issued in the IPO.

“SPAC Public Units” means the units issued in the IPO (including overallotment units acquired by the SPAC’s underwriter) consisting of one SPAC Class A Ordinary Share and one-half (1/2) of one SPAC Public Warrant.

“SPAC Public Warrants” means the whole warrants that were included in as part of each the SPAC Public Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, SPAC Ordinary Shares, SPAC Preference Shares and SPAC Warrants, collectively.

“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the Effective Time.

“SPAC Units” means the SPAC Public Units and the SPAC Private Units.

“SPAC Warrants” means the SPAC Private Warrants and SPAC Public Warrants, collectively.

“Subsidiary” means, with respect to any Person, any other Person of which (a) if a corporation or company, a majority of the total voting power of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of May 15, 2025, by and between SPAC and the Trustee, as it may be amended, including to add Pubco to accommodate the Mergers, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

1.2   Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

$1.3(b)
Acquisition Proposal	8.6(a)
Action	1.1
Additional Financing Agreements	8.22
Additional Transaction Financing	8.22
Affiliate	1.1
Agreement	Preamble
Alternative Transaction	8.6(a)
Amended and Restated Registration Rights Agreement	Recitals
Ancillary Documents	1.1
Antitrust Laws	8.9(b)
Audit Delivery Date	8.4(a)
Benefit Plans	1.1
Bitcoin Acquisition	Recitals
Business Combination	1.1
Business Day	1.1
Cayman Act	Recitals
Cayman Conversion Documents	1.1
Cayman Registrar	1.1
Clear Street	1.1
Closing	3.1
Closing Bitcoin Price	1.1
Closing Date	3.1
Closing Filing	8.12(b)
Closing Press Release	8.12(b)
Code	1.1
Cohen	1.1
Company	Preamble
Company Certificate of Merger	2.3
Company Certificates	2.12(b)
Company Common Holders	1.1
Company Common Units	1.1
Company Confidential Information	1.1
Company Convertible Securities	1.1
Company Disclosure Schedules	Article VI
Company Expenses	1.1
Company Fundamental Representations	1.1
Company Holders	1.1
Company Interests	6.3(a)
Company Merger	Recitals
Company Merger Sub	Preamble
Company Preferred Holders	1.1
Company Preferred Units	1.1
Company Surviving Subsidiary	2.2
Company Units	1.1
Consent	1.1
Contracts	1.1
Conversion	2.7
Conversion Organizational Documents	2.7
Convertible Notes Investors	1.1
Convertible Notes PIPE	Recitals
Convertible Notes Subscription Agreements	Recitals

Custodian	8.23(a)
D&O Indemnified Persons	8.15(a)
D&O Tail Insurance	8.15(b)
Delaware Conversion Documents	1.1
Delaware Secretary of State	2.3
DGCL	Recitals
DLLCA	1.1
Dollars	1.3(b)
Effective Time	2.3
EGS	12.14(a)
Enforceability Exceptions	4.2
ERISA	1.1
Exchange Act	1.1
Exchange Agent	2.12(a)
Expenses	1.1
Extraordinary General Meeting	8.11(a)
Fairness Opinion	1.1
Federal Securities Laws	8.7
Financing Agreements	8.22
Founder Registration Rights Agreement	1.1
Fraud Claim	1.1
GAAP	1.1
Governmental Authority	1.1
IFRS	1.1
Indebtedness	1.1
Insider Letter Agreement	1.1
Insiders	Recitals
Intellectual Property	1.1
Intended Tax Treatment	2.13
Interim Period	8.1(a)
Intervening Event	8.11(d)(ii)
Intervening Event Change in Recommendation	8.11(d)(ii)
Intervening Event Notice Period	8.11(d)(ii)
Investment Company Act	1.1
IPO	1.1
IPO Prospectus	1.1
IPO Underwriters	1.1
Key Employee	1.1
Knowledge	1.1
Law	1.1
Liabilities	1.1
Lien	1.1
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	2.12(i)
Material Adverse Effect	1.1
Merger Consideration Shares	2.8(b)
Mergers	Recitals

Modification in Recommendation	8.11(d)(i)
Nasdaq	1.1
Non-Competition Agreement	Recitals
Non-Recourse Parties	12.15
OFAC	4.16(c)
Order	1.1
Organizational Documents	1.1
Original Outside Date	10.1(b)
Outside Date	10.1(b)
Parties	Preamble
Party	Preamble
PCAOB	1.1
Permits	1.1
Permitted Liens	1.1
Person	1.1
Personal Property	1.1
Post-Closing Pubco Board	8.14(a)
Preferred Equity Investment	Recitals
Preferred Equity Investment Subscription Agreements	Recitals
Preferred Equity Investors	1.1
Proxy Statement	8.11(a)
Pubco	Preamble
Pubco A&R Organizational Documents	8.18
Pubco and Merger Subs Fundamental Representations	1.1
Pubco Disclosure Schedules	Article V
Pubco Organizational Documents	1.1
Pubco Private Warrants	1.1
Pubco Public Warrants	1.1
Pubco Securities	1.1
Pubco Stock	1.1
Pubco Warrants	1.1
Public Shareholders	11.1
Purchased Bitcoin	8.23(a)
Redemption	8.11(a)
Redemption Amount	1.1
Reed Smith	12.14(b)
Registration Statement	8.11(a)
Related Persons	1.1
Released Claims	11.1
Releasing Persons	11.2
Representatives	1.1
Required Financial Statements	8.4(a)
Required Shareholder Approval	9.1(a)
SEC	1.1
SEC Reports	4.6(a)
Securities Act	1.1
Seller	Preamble
Seller Fundamental Representations	1.1
Services Agreement	Recitals
Signing Filing	8.12(b)
Signing Press Release	8.12(b)
SPAC	Preamble
SPAC Board	Recitals
SPAC Certificate of Merger	2.3
SPAC Certificates	2.12(b)
SPAC Class A Common Stock	1.1
SPAC Class A Ordinary Shares	1.1
SPAC Class B Common Stock	1.1

SPAC Class B Ordinary Shares	1.1
SPAC Confidential Information	1.1
SPAC Disclosure Schedules	Article IV
SPAC Expenses	1.1
SPAC Financials	4.6(d)
SPAC Fundamental Representations	1.1
SPAC Loans	1.1
SPAC Material Contract	4.13(a)
SPAC Memorandum and Articles	1.1
SPAC Merger	Recitals
SPAC Merger Sub	Preamble
SPAC Merger Sub Common Stock	1.1
SPAC Ordinary Shares	1.1
SPAC Preference Shares	1.1
SPAC Private Units	1.1
SPAC Public Shares	1.1
SPAC Public Units	1.1
SPAC Public Warrants	1.1
SPAC Securities	1.1
SPAC Shareholder Approval Matters	8.11(a)
SPAC Shareholders	1.1
SPAC Surviving Subsidiary	2.1
SPAC Units	1.1
SPAC Warrants	1.1
Specified Courts	12.6
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Subsidiary	1.1
Tax Return	1.1
Taxes	1.1
Transaction Financing	8.22(a)
Transactions	Recitals
Transmittal Documents	2.12(e)
Trust Account	1.1
Trust Agreement	1.1
Trustee	1.1
Voting Agreement	Recitals

1.3   Interpretation.

(a) The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b) In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument, and in the case of any Ancillary Document, in accordance with the terms of this Agreement) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (xii) the term “Dollars” or “$” means United States dollars.

(c) Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.

(d) Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

(e) The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) The Company Disclosure Schedules, the Pubco Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable. Certain information set forth in the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Article II
MERGERS

2.1 SPAC Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving company. SPAC, as the surviving company after the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided, that references to SPAC for periods after the Effective Time shall include the SPAC Surviving Subsidiary). The SPAC Merger shall have the effects specified in the DGCL.

2.2 Company Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DLLCA, the Company and Company Merger Sub shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving limited liability company. The Company, as the surviving limited liability company after the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Effective Time shall include the Company Surviving Subsidiary). The Company Merger shall have the effects specified in the DLLCA.

2.3 Effective Time. On the Closing Date, (a) with respect to the SPAC Merger, SPAC Merger Sub, SPAC and Pubco shall file a certificate of merger (the “SPAC Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the DGCL, and (b) with respect to the Company Merger, Company Merger Sub, the Company and Pubco shall file a certificate of merger (the “Company Certificate of Merger”) with the Delaware Secretary of State in accordance with the DLLCA. The SPAC Merger and the Company Merger shall be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and SPAC and specified in each of the SPAC Certificate of Merger and the Company Certificate of Merger (such time, the “Effective Time”).

2.4 Effect of the Mergers.

(a) At the Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the SPAC Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the SPAC Surviving Subsidiary of any and all agreements, covenants, duties and obligations of SPAC Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time, and the SPAC Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.

(b) At the Effective Time, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Company Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company Surviving Subsidiary which shall include the assumption by the Company Surviving Subsidiary of any and all agreements, covenants, duties and obligations of Company Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time, and the Company Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.

2.5 Organizational Documents.

(a) At the Effective Time, the SPAC Surviving Subsidiary shall adopt an amended and restated certificate of incorporation and bylaws which are substantially in the form of the certificate of incorporation and bylaws of SPAC Merger Sub, as in effect immediately prior to the Effective Time, as the amended and restated certificate of incorporation and bylaws of the SPAC Surviving Subsidiary; provided, that at the Effective Time, (i) references therein to the name of the SPAC Surviving Subsidiary shall be amended to be such name as determined by the Company and (ii) references therein to the authorized share capital of the SPAC Surviving Subsidiary shall be amended to refer to the authorized share capital of the SPAC Surviving Subsidiary.

(b) At the Effective Time, the Company Surviving Subsidiary shall adopt an amended and restated limited liability company agreement which are substantially in the form of the limited liability company agreement of Company Merger Sub, as in effect immediately prior to the Effective Time, as the amended and restated limited liability company agreement of Company Merger Sub; provided, that at the Effective Time, references therein to the name of Company Merger Sub shall be amended to be such name as determined by the Company.

2.6 Directors and Officers of the Surviving Subsidiaries.

(a) At the Effective Time, the board of directors and executive officers of the SPAC Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 8.15, or as otherwise determined by the Company.

(b) At the Effective Time, the board of managers and executive officers of the Company Surviving Subsidiary shall be as determined by the Company.

2.7   Conversion of SPAC. At least one (1) Business Day prior to the Effective Time, SPAC shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Part 12 of the Cayman Act, the SPAC Memorandum and Articles and the applicable provisions of the DGCL (the “Conversion”), and subject to (i) obtaining the approval, by the passing of a special resolution upon which only the holders of the SPAC Class B Ordinary Shares shall be entitled to vote in accordance with the SPAC Memorandum and Articles (the “Class B Approval”) and (ii) SPAC duly filing (1) the Cayman Conversion Documents with the Cayman Registrar and (2) the Delaware Conversion Documents with the Delaware Secretary of State, SPAC shall adopt new Organizational Documents in the State of Delaware in a form to be mutually agreed by SPAC and the Company (the “Conversion Organizational Documents”) upon the Conversion becoming effective. In connection with the Conversion, all of the issued and outstanding SPAC Ordinary Shares shall remain outstanding and become substantially identical shares of common stock of SPAC as a Delaware corporation. Prior to the Conversion, the holders of SPAC Class B Ordinary Shares shall approve the Conversion and the adoption and approval of the Conversion Organizational Documents (to be adopted with effect from registration of the SPAC in Delaware) by a special resolution in accordance with the Cayman Act and the SPAC Memorandum and Articles. In connection with the Conversion, all of the issued and outstanding SPAC Securities shall remain outstanding and become substantially identical securities of SPAC as a Delaware corporation.

2.8   Company Merger Consideration.

(a) Company Common Units. As consideration for the Company Merger, the Company Common Holders, collectively, shall be entitled to receive from Pubco, in the aggregate, a number of shares of Pubco Stock equal to: (i) 10,000,000, plus (ii) fifteen percent (15%) of the Adjustment Shares (the “Common Merger Consideration Shares”).

(b) Company Preferred Units. As consideration for the Company Merger, the Company Preferred Holders, collectively, shall be entitled to receive from Pubco, in the aggregate, a number of shares of Pubco Stock equal to: (i) the product of (A) the number of Company Preferred Units held by such Company Preferred Holders, multiplied by (B) 1.25, plus (ii) eighty-five percent (85%) of the Adjustment Shares (the “Preferred Merger Consideration Shares” and together with the Common Merger Consideration Shares, the “Merger Consideration Shares”).

2.9   Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. At the Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of SPAC, Pubco or SPAC Merger Sub:

(a) SPAC Public Units. Immediately prior to the Effective Time, each  issued and outstanding SPAC Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-half (1/2) of one (1) SPAC Public Warrant in accordance with the terms of the SPAC Public Unit, which underlying securities shall be converted in accordance with the applicable terms of this Section 2.9.

(b) SPAC Private Units. Immediately prior to the Effective Time, each  issued and outstanding SPAC Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-half (1/2) of one (1) SPAC Private Warrant in accordance with the terms of the SPAC Private Unit, which underlying securities shall be converted in accordance with the applicable terms of this Section 2.9.

(c) SPAC Class B Common Stock. Immediately prior to the Effective Time, all issued and outstanding shares of SPAC Class B Common Stock (other than those described in Section 2.9(f)) shall be converted automatically into shares of SPAC Class A Common Stock in accordance with the terms of the Sponsor Support Agreement, following which, all shares of SPAC Class B Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of SPAC Class B Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of SPAC Class B Common Stock shall be exchanged for a certificate (if requested) representing the number of shares of SPAC Class A Common Stock determined in accordance with this Section 2.9(b) upon the surrender of such certificate in accordance with Section 2.12. Each certificate formerly representing shares of SPAC Class B Common Stock (other those described in Section 2.9(f)) shall thereafter represent only the right to receive the number of shares SPAC Class A Common Stock determined in accordance with this Section 2.9(b) and the Sponsor Support Agreement.

(d) SPAC Class A Common Stock. At the Effective Time, each issued and outstanding share of SPAC Class A Common Stock (excluding those described in Section 2.9(e) and Section 2.9(f)) shall be converted automatically into one share of Pubco Stock, following which, all shares of SPAC Class A Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of SPAC Class A Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of SPAC Class A Common Stock shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Stock upon the surrender of such certificate in accordance with Section 2.12. Each certificate formerly representing shares of SPAC Class A Common Stock (other those described in Section 2.9(g)) shall thereafter represent only the right to receive the same number of shares of Pubco Stock.

(e) SPAC Warrants. At the Effective Time, each issued and outstanding SPAC Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding SPAC Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the SPAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except that in each case they shall represent the right to acquire shares of Pubco Stock in lieu of SPAC Class A Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Public Warrants or Pubco Private Warrants remain outstanding, a sufficient number of shares of Pubco Stock for delivery upon the exercise of such Pubco Public Warrants or Pubco Private Warrants, as applicable.

(f)   Redeeming Shares. At the Effective Time, each issued and outstanding share of SPAC Class A Common Stock in respect to which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the Conversion Organizational Documents (and not waived, withdrawn or otherwise lost such rights), shall automatically be canceled and shall cease to exist and shall thereafter represent only the right to receive a pro rata share of the Redemption Amount in accordance with the Conversion Organizational Documents.

(g) Treasury Shares. Notwithstanding Section 2.9(a) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of SPAC Class A Common Stock or SPAC Class B Common Stock that are owned by the SPAC as treasury shares immediately prior to the Effective Time, such shares of SPAC Class A Common Stock or SPAC Class B Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.9, none of the SPAC Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)   SPAC Merger Sub Shares. At the Effective Time, all of the shares of SPAC Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the SPAC Surviving Subsidiary.

2.10 Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) Company Units.

(i)   Company Common Units. At the Effective Time, each issued and outstanding Company Common Unit (other than those described in Section 2.10(b)) will automatically be cancelled and cease to exist in exchange for the right to receive the Per Unit Common Merger Consideration Shares, with the Company Common Holders being entitled to receive the Common Merger Consideration Shares, without interest, upon delivery of the Transmittal Documents in accordance with Section 2.12(d). As of the Effective Time, the Company Common Holders shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary.

(ii)   Company Preferred Units. At the Effective Time, each issued and outstanding Company Preferred Unit (other than those described in Section 2.10(b)) will automatically be cancelled and cease to exist in exchange for the right to receive the Per Unit Preferred Merger Consideration Shares, with each Company Preferred Holder being entitled to receive its Preferred Merger Consideration Shares, without interest, upon delivery of the Transmittal Documents in accordance with Section 2.12(d). As of the Effective Time, each Company Preferred Holder shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary.

(b) Treasury Units. Notwithstanding Section 2.10(a) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Units that are owned by the Company in treasury or any Company Units owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Units shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.10, none of the Company Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Company Merger Sub Interests. At the Effective Time, each issued and outstanding membership interest of Company Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a membership interest of the Company Surviving Subsidiary, with the same rights, powers and privileges as the membership interests so converted and shall constitute the only membership interests of the Company Surviving Subsidiary.

2.11 Effect of Mergers on Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

2.12 Exchange Procedures.

(a) Prior to the Effective Time, Pubco shall appoint SPAC’s transfer agent, Continental Stock Transfer and Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), as its agent for the purpose of exchanging the SPAC Certificates and Company Certificates for shares of Pubco Stock.

(b) At the Effective Time, (i) the holders of SPAC Ordinary Shares will surrender their share certificates or other instruments representing the SPAC Ordinary Shares (collectively, the “SPAC Certificates”) and (ii) the Company Holders will surrender their unit certificates or other instruments representing the Company Units and written acknowledgement of the termination of their rights to such Company Units (collectively, the “Company Certificates”), if any, or in the case of a lost, stolen or destroyed SPAC Certificate or Company Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.12(i), to Pubco for cancellation together with any related documentation reasonably requested by Pubco in connection therewith.

(c) Certificates representing the shares of Pubco Stock shall be issued to the Company Holders and SPAC Shareholders upon surrender of the Company Certificates and SPAC Certificates as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and SPAC Certificates (or in the case of a lost, stolen or destroyed Company Certificate or SPAC Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.12(i)) for cancellation to Pubco or the Exchange Agent, Pubco shall issue, or cause to be issued, to each holder of the Company Certificates and SPAC Certificates such certificates representing the number of shares of Pubco Stock for which their Company Units and SPAC Ordinary Shares, respectively, are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 2.12(h), and the Company Certificates and the SPAC Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Merger Consideration Shares pursuant to this Article II.

(d) If certificates representing shares of Pubco Stock are to be issued in a name other than that in which the Company Certificates or SPAC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates or SPAC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Pubco Stock in any name other than that of the registered holder of the Company Certificates or SPAC Certificates surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(e) Each Company Common Holder shall be entitled to receive the Per Unit Common Merger Consideration Shares for each Company Common Unit represented by the Company Certificate(s) (excluding any equity securities described in Section 2.10(b)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco of the following items (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Units (or a Lost Certificate Affidavit), (ii) if an individual, a spousal consent duly executed by the spouse of such Company Common Holder, and (iii) such other documents as may be reasonably requested by the Exchange Agent or Pubco. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration Shares attributable to such Company Certificate.

(f)   Each Company Preferred Holder shall be entitled to receive the Per Unit Preferred Merger Consideration Shares for each Preferred Common Unit represented by the Company Certificate(s) (excluding any equity securities described in Section 2.10(b)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco of the Transmittal Documents. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration Shares attributable to such Company Certificate.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Stock will be issued by Pubco by virtue of this Agreement or the Transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Stock (after aggregating all fractional shares of Pubco Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Stock.

(h) No dividends or other distributions declared or made after the date of this Agreement with respect to shares of Pubco Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates or SPAC Certificates that have not yet been surrendered with respect to the shares of Pubco Stock to be issued upon surrender thereof until the holders of record of such Company Certificates or SPAC Certificates shall surrender such certificates. Subject to applicable Law, following surrender of any such Company Certificates or SPAC Certificates, Pubco shall promptly deliver to the record holders thereof, without interest, the certificates representing the shares of Pubco Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Pubco Stock.

(i)   In the event any Company Certificate or SPAC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate or SPAC Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate or SPAC Certificate, Pubco will issue or cause to be issued the number of shares of Pubco Stock for which such lost, stolen or destroyed Company Certificates or SPAC Certificates are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 2.12(h).

2.13 Intended Tax Treatment.

(a) The Parties hereby agree and acknowledge that the Mergers, taken together and as part of an integrated transaction, are intended to qualify for the Intended Tax Treatment. Each of the Company, Pubco, Company Merger Sub, and SPAC Merger Sub shall use reasonable best efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any of their Affiliates to, take any action or cause any action to be taken which to its knowledge would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment. If the Parties cannot achieve the Intended Tax Treatment, notwithstanding anything to the contrary set forth in this Agreement, (i) each of the Parties shall, and shall cause their Affiliates to, (A) cooperate with each other and their respective counsel and (B) take any and all reasonable actions, in each case, to the extent necessary to ensure that each of the Mergers, either alone or together and as part of an integrated transaction, will, at a “more likely than not” (or higher) level of comfort, be treated as a Qualifying Tax Transaction.

(b) Neither the Company, Pubco, Company Merger Sub, or SPAC Merger Sub shall take any Tax position on any Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, or otherwise inconsistent with the Intended Tax Treatment unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code). If any taxing authority disputes the Intended Tax Treatment, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concerning the resolution of such dispute and use reasonable best efforts to contest such dispute in a manner consistent with the Intended Tax Treatment.

(c) If, in connection with the preparation and filing of the Information Statement or any other filing required by applicable Law or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger and the Intended Tax Treatment be prepared and submitted (a “Tax Opinion”): (i) the Company and Pubco shall each use their respective reasonable best efforts to deliver to Ellenoff Grossman & Schole LLP, counsel to Pubco, and to Reed Smith LLP, counsel to the Company, customary Tax representation letters satisfactory to each such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by each such counsel in connection with the preparation and filing of such Information Statement or any other filing required by applicable Law, (ii) Pubco shall use its reasonable best efforts to cause Ellenoff Grossman & Schole LLP to furnish a Tax Opinion addressed to Pubco, subject to customary assumptions and limitations, satisfactory to the SEC, and (iii) the Company shall use its reasonable best efforts to cause Reed Smith LLP to furnish a Tax Opinion addressed to the Company, subject to customary assumptions and limitations, satisfactory to the SEC.

2.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Subsidiary or Company Surviving Subsidiary, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and SPAC Merger Sub, on the one hand, or the Company and Company Merger Sub, on the other hand, the officers, directors and managers, as applicable, of SPAC, SPAC Merger Sub, the Company and Company Merger Sub, as applicable, are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.15 Withholding. Each of Pubco, the SPAC Surviving Subsidiary, the Company Surviving Subsidiary and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably determines it is required to be deducted and withheld with respect to the making of any such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deduction and withholding to determine whether any such deduction or withholding (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of such deduction and withholding. Any amounts so deducted and withheld shall be timely paid over to the appropriate Governmental Authority in accordance with applicable Law, and to that extent shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
CLOSING

3.1   Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of signatures, on a date to be agreed by SPAC and the Company, which date shall be no later than on the second (2nd) Business Day after all the Closing conditions in Article IX have been satisfied or waived (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at 10:00 a.m. New York time, or at such other date, time or place as SPAC and the Company may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).

3.2   Closing Deliveries.

(a) At the Closing, SPAC shall deliver or cause to be delivered to the Company and Pubco:

(i)   a certificate, dated the Closing Date, signed by an executive officer or director of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to SPAC;

(ii)   a certificate from its secretary, assistant secretary, director or other executive officer certifying as to, and attaching, (A) copies of the Conversion Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of the SPAC Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of directors and officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound;

(iii) (1) a copy of the certificate of de-registration issued by the Cayman Registrar in relation to the Conversion and (2) a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation to the Conversion;

(iv) a copy of the Insider Letter Amendment duly executed by SPAC and Sponsor and the Insiders; and

(v) a copy of the Amended and Restated Registration Rights Agreement duly executed by SPAC and Sponsor.

(b) At the Closing, Pubco shall deliver or cause to be delivered to SPAC:

(i)   a certificate, dated the Closing Date, signed by an executive officer of Pubco, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco and the Merger Subs, as applicable;

(ii)   a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and stockholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound;

(iii) a copy of the Amended and Restated Registration Rights Agreement duly executed by Pubco; and

(iv) a copy of the Insider Letter Amendment duly executed by Pubco; and

(v) a copy of the Services Agreement, duly executed by Pubco.

(c) At the Closing, the Company shall deliver or cause to be delivered to SPAC and Pubco:

(i)   a certificate, dated as of the Closing Date, signed by an executive officer or manager of the Company, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to the Company;

(ii)   a certificate from its secretary or other executive officer or manager certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of managers and the requisite Company Holders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its managers and officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound; and

(iii) a properly executed certification that no interest in the Company is a “United States real property interest”, in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Pubco with the IRS following the Closing) in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) of the Treasury Regulations.

(d) At the Closing, the Seller shall deliver or cause to be delivered to SPAC and Pubco:

(i)   a copy of the Services Agreement, duly executed by the Seller.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Company, Pubco, the Merger Subs and the Seller on the date of this Agreement (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available prior to the date hereof on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding, for the avoidance of doubt, any content of such SEC Reports that have been redacted or omitted pursuant to applicable Law), SPAC represents and warrants to the Company, Pubco, the Merger Subs and the Seller as of the date of this Agreement and as of the Closing, as follows:

4.1   Organization and Standing. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Class B Approval and the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which SPAC is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the SPAC Board and, other than obtaining the Class B Approval and the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party has been or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”). The SPAC Board, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the Conversion, the SPAC Merger and the other Transactions contemplated hereby are advisable, fair to, and in the best interests of SPAC and its shareholders, (ii) approved this Agreement and the Conversion, the SPAC Merger and the other Transactions contemplated hereby and thereby in accordance with the Cayman Act and the SPAC Memorandum and Articles, (iii) approved the Transactions as a Business Combination, (iv) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to the SPAC Shareholders for adoption and approval, and (v) resolved to recommend that the SPAC Shareholders adopt this Agreement and the SPAC Shareholder Approval Matters.

4.3 Governmental Approvals. No Consent of any Governmental Authority on the part of SPAC is required to be obtained in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, (d) the filing of (i) the Cayman Conversion Documents with the Cayman Registrar pursuant to the Cayman Act and (ii) the Delaware Conversion Documents with the Delaware Secretary of State pursuant to the DGCL, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.4   Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the Transactions contemplated hereby and thereby, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC Memorandum and Articles in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) and (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC.

4.5   Capitalization.

(a) As of the date of this Agreement, the authorized share capital of SPAC is $55,500 divided into (A) 500,000,000 SPAC Class A Ordinary Shares, (B) 50,000,000 SPAC Class B Ordinary Shares and (C) 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Ordinary Shares as of the date of this Agreement consist of (A) 25,705,000 SPAC Class A Ordinary Shares, of which (x) 25,000,000 were issued in the IPO and (y) 705,000 were issued to, and are currently owned by, the Sponsor and the IPO Underwriters pursuant to a private placement consummated simultaneously with the closing of the IPO, and (B) 8,333,333 SPAC Class B Ordinary Shares. There are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the SPAC Memorandum and Articles or any Contract to which SPAC is a party. None of the outstanding SPAC Ordinary Shares has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries or own any equity interests in any other Person. The SPAC does not own any SPAC Ordinary Shares as treasury shares.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of SPAC, or (C) obligating SPAC to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of SPAC. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any securities of SPAC.

(c) As of the date hereof, (i) SPAC does not have any Indebtedness and (ii) no Indebtedness of SPAC contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by SPAC, (C) the ability of SPAC to grant any Lien on its properties or assets, or (D) the consummation of the Transactions.

(d) Since the date of incorporation of SPAC, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

4.6   SEC Filings; SPAC Financials; Internal Controls.

(a) SPAC, since the IPO and through the date of this Agreement, has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Reports”), which SEC Reports are all available on the SEC’s website through EDGAR, and will file all such SEC Reports required to be filed or furnished subsequent to the date of this Agreement.

(b) The SEC Reports (x) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, as applicable, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c) As of the date of this Agreement, the SPAC Public Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq under the symbols “CCCMU,” “CCCM” and “CCCMW,” respectively. Since the IPO, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC, by Nasdaq or the SEC with respect to any intention by such entity to deregister or terminate the listing of the SPAC Public Units, the SPAC Class A Ordinary Shares or the SPAC Public Warrants. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Public Units, the SPAC Class A Ordinary Shares or the SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement.

(d) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) Except as and to the extent reflected or reserved against in the SPAC Financials, as of the date hereof, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the SPAC Financials, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s incorporation in the ordinary course of business or (ii) Liabilities or obligations incurred in connection with the Transactions. SPAC has no off-balance sheet arrangements that are not disclosed in the SEC Reports.

(f)   Since the IPO, (i) SPAC has not received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or its internal accounting controls, including any such complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the SPAC Board or any committee thereof.

(g) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(h) SPAC maintains systems of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that are sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorization; and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither SPAC nor SPAC’s independent auditors identified or have been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of SPAC’s internal controls over financial reporting which would reasonably be expected to adversely affect SPAC’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since the IPO, there have been no material changes in SPAC’s internal control over financial reporting.

(i)   There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, in their capacity as such, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j)   As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7   No Litigation; Orders; Permits. There is no Action pending, or, to the Knowledge of SPAC, threatened Action against SPAC, or, to the Knowledge of SPAC, any of its directors or officers (in their capacity as such) or otherwise affecting SPAC or its assets nor is any Order outstanding, against or involving SPAC, whether at law or in equity, before or by any Governmental Authority, which, in each case, would reasonably be expected to have a Material Adverse Effect on SPAC. There is no unsatisfied judgment or open injunction binding upon SPAC that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC. There is no Action that SPAC has pending against any other Person. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

4.8   Absence of Certain Changes. SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the IPO (and the related private offering), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) not, since the IPO, been subject to a Material Adverse Effect.

4.9   Compliance with Laws. SPAC (a) is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, (b) has not received written notice alleging any violation of applicable Law in any material respect by SPAC and (c) is not under investigation with respect to any violation or alleged violation of any Law or judgement, Order or decree of any court or Governmental Authority.

4.10 Taxes.

(a) Pubco and its subsidiaries has: (i) timely filed all Income and other material Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete; and (ii) timely paid all Taxes shown to be due on any such Tax Return, and all other Taxes due and payable (other than Taxes which, individually and in the aggregate, are not reasonably expected to be material).

(b) Pubco and its subsidiaries has timely withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and each of Pubco and its subsidiaries has complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(c) There are no Liens relating or attributable to Taxes encumbering (and no Governmental Authority has threatened to encumber) the assets of any of Pubco or its subsidiaries, except for statutory Liens for current Taxes not yet due and payable or Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of Pubco. There are no Liens relating or attributable to Taxes encumbering (and no Governmental Authority has threatened to encumber) any equity interests in any of Pubco or its subsidiaries

(d) Neither Pubco nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e) There are no: (i) pending or threatened claims by any Governmental Authority with respect to Taxes relating or attributable to any of Pubco or its subsidiaries; or (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax Liability of any of Pubco or its subsidiaries claimed, issued or raised by any Governmental Authority that has not been properly reflected in the consolidated financial statements of Pubco.

(f)   Neither Pubco nor any of its subsidiaries have waived any statute of limitations for the period of assessment or collection of Taxes or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(g) Neither Pubco nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulation Sections 1.1502- 13 or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of U.S. state, local or non-U.S. Income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; (vi) the application of Section 952(c)(2) of the Code or the application of 951 of the Code with respect to income earned or recognized or payment received prior to the Code Date; (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (viii) election made under Section 108(i) of the Code prior to the Closing Date.

(h) Neither Pubco nor any of its subsidiaries: (i) is a party to, is bound by, or has any obligation under, any Tax sharing agreement; or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax sharing agreement.

(i)   No power of attorney related or attributable to Taxes that currently is in effect has been granted by any of Pubco or any its subsidiaries.

(j)   Neither Pubco nor any of its subsidiaries is or has ever been a member of an affiliated group with which it has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is or was Pubco.

(k) Neither Pubco nor any of its subsidiaries has (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law); (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest”; or (iii) entered into any other transaction that required or will require the filing of an Internal Revenue Service Form 8886.

(l)   Neither Pubco nor any of its subsidiaries has distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(m) Neither Pubco nor any of its subsidiaries (i) is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes; or (ii) has made an entity classification election under Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

(n) Neither Pubco nor any of its subsidiaries have or have had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Governmental Authority in a jurisdiction where any of Pubco or any of its subsidiaries does not file Tax Returns and pay Taxes that Pubco or any of its subsidiaries is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(o) Neither Public Company nor any of its subsidiaries is or has been (or has any interest in) a “passive foreign investment company” (within the meaning of Section 1297(a) of the Code) or a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

(p) Neither Pubco nor any of its subsidiaries have any liability under Section 482 of the Code (or similar provisions of state, local or foreign Law). Each of Pubco and its subsidiaries has maintained adequate documentation and records (as required by Section 482 of the Code and Treasury Regulations promulgated thereunder or under any similar provision of state, local or foreign Law) to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or under any similar provision of state, local or foreign Law).

(q) Neither Pubco nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

4.11 Employees and Employee Benefit Plans. SPAC has never (a) had any paid employees, (b) retained any contractors, other than consultants and advisors in the ordinary course or (c) maintained, sponsored, contributed to or otherwise had any Liability under, any Benefit Plans. Other than reimbursement of any reasonable out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, neither SPAC nor its Affiliates have any material liability to any officer or director of SPAC (in their capacity as such).

4.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents to which SPAC is a party as of the date hereof or such other Ancillary Documents that SPAC shall execute after the date hereof and which are attached as exhibits hereto, Section 4.13(a) of the SPAC Disclosure Schedules set forth a true, correct and complete list of the Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from entering into this Agreement or Ancillary Documents or consummating the Transactions (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) no party to a SPAC Material Contract has given written notice of or, to the Knowledge of SPAC, threatened any potential exercise of termination rights with respect to any SPAC Material Contract and (v) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.14 Transactions with Affiliates. Except for the Contracts with the Sponsor or Cohen which are included in the SEC Reports, Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer, employee, direct equityholder or Affiliate of SPAC or (b) record or beneficial owner of more than five percent (5%) of outstanding SPAC Ordinary Shares as of the date hereof.

4.15 Finders and Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco or the Company, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

4.16 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in compliance with money laundering Laws in all applicable jurisdictions and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.17 Insurance. Section 4.17 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

4.18 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. SPAC acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco, the Merger Subs and the Seller set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company, Pubco, the Merger Subs or the Seller for the Registration Statement.

4.19 No Other Representations. Except for the representations and warranties expressly made by SPAC in Article IV (as modified by the SPAC Disclosure Schedule) or as expressly set forth in any Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to SPAC or its business, operations, assets or Liabilities, or the Transactions, and SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC or any of its Representatives. SPAC acknowledges that, except for the representations and warranties expressly made by Pubco, SPAC Merger Sub or Company Merger Sub in Article V, the Company in Article VI and the Seller in Article VII, none of Pubco, the Merger Subs, the Company or the Seller is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to SPAC or its Representatives (including any opinion, information or advice that may have been or may be provided to SPAC or its Representatives by any Representative of the Merger Subs, the Company or the Seller), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco, the Merger Subs, the Company or the Seller. SPAC specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that Pubco, the Merger Subs, the Company and the Seller have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 4.19, nothing in this Section 4.19 shall limit the Seller’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

4.20 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Company, the Merger Subs, the Seller or any of their respective Affiliates.

4.21 SPAC Trust Account. As of the date of this Agreement, there is at least $250,000,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC Memorandum and Articles and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed, or furnished by SPAC to the Company, to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum and Articles) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. Following the Closing, no shareholder of SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to redeem its SPAC Class A Ordinary Shares pursuant to the Redemption.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUBS

Except as set forth in the disclosure schedules delivered by Pubco to SPAC on the date of this Agreement (the “Pubco Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Pubco and the Merger Subs severally and not jointly represent and warrant to SPAC and the Company, as of the date of this Agreement and as of the Closing, solely with respect to itself, as follows:

5.1   Organization and Standing. Pubco is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC Merger Sub is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Company Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco, SPAC Merger Sub and Company Merger Sub has all requisite corporate or limited liability company power (as applicable) and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, SPAC Merger Sub and Company Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco, SPAC Merger Sub and Company Merger Sub, each as currently in effect. None of Pubco, SPAC Merger Sub or Company Merger Sub is in violation of any provision of its Organizational Documents.

5.2   Authorization; Binding Agreement. Subject to filing the Pubco A&R Organizational Documents, each of Pubco, SPAC Merger Sub and Company Merger Sub has all requisite corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and SPAC Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Pubco A&R Organizational Documents), on the part of Pubco or Company Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which Company Merger Sub is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of managers and members of Company Merger Sub and no other limited liability company proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Company Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which Company Merger Sub is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco, SPAC Merger Sub or Company Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3   Governmental Approvals. No Consent of any Governmental Authority on the part of Pubco, SPAC Merger Sub or Company Merger Sub is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement (including the Pubco A&R Organizational Documents), (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, (d) requirements under Delaware Law and pursuant to any other applicable Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4   Non-Contravention. The execution and delivery by each of Pubco, SPAC Merger Sub and Company Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not, subject to the filing of the Pubco A&R Organizational Documents, (a) conflict with or violate any provision of such Party’s Organizational Documents in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Party under, (viii) give rise to any material obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco.

5.5   Capitalization.

(a) As of the date of this Agreement, (i) Pubco is authorized to issue 550,000,000 shares of Pubco Stock, of which one (1) share of Pubco Stock is issued and outstanding, which is owned by an officer or manager of the Company, (ii) SPAC Merger Sub is authorized to issue 1,000 shares of SPAC Merger Sub Common Stock, of which one (1) share is issued and outstanding, which is owned by Pubco and (iii) Pubco is the sole member of Company Merger Sub, holding 100% of the issued and outstanding membership interests in Company Merger Sub.

(b) Prior to giving effect to the Transactions, other than SPAC Merger Sub and Company Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6   Pubco and Merger Subs’ Activities. Since their formation, Pubco, SPAC Merger Sub and Company Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of SPAC Merger Sub and Company Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco, SPAC Merger Sub and Company Merger Sub are not party to or bound by any Contract.

5.7   Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Pubco, SPAC Merger Sub or Company Merger Sub or any of their Affiliates.

5.8   Ownership of Pubco Stock. All shares of Pubco Stock to be issued and delivered to the Company Holders as Merger Consideration Shares and to the SPAC Shareholders in exchange for their shares of SPAC Class A Common Stock or SPAC Class B Common Stock in accordance with this Agreement shall be, upon issuance and delivery of such shares of Pubco Stock, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens). The issuance and sale of such shares of Pubco Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.9   Convertible Notes PIPE.

(a) Pubco has delivered to SPAC and the Company true, correct and complete copies of each of the Convertible Notes Subscription Agreements that had been entered into by Pubco with the applicable Convertible Notes Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Convertible Notes Subscription Agreements, there are no other agreements, side letters or arrangements between Pubco and any Convertible Notes Investor relating to any Convertible Notes Subscription Agreement that could materially and adversely affect the obligation of such Convertible Notes Investors to contribute to Pubco the applicable portion of the Convertibles Notes PIPE amount set forth in the Convertible Notes Subscription Agreement of such Convertible Notes Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Convertible Notes Subscription Agreements are in full force and effect and are legal, valid and binding obligations of Pubco, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of Pubco, no Convertible Notes Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, Pubco is not and, with the giving of notice, the lapse of time or both, would not be in default under any Convertible Notes Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by Pubco or the Merger Subs (including, from and after the Closing) to any Convertible Notes Investor in respect of the Convertible Notes PIPE, except as set forth in the Convertible Notes Subscription Agreements.

5.10 Information Supplied. None of the information supplied or to be supplied by Pubco, SPAC Merger Sub or Company Merger Sub in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco, SPAC Merger Sub or Company Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco, SPAC Merger Sub or Company Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Company, the Seller or any of their respective Affiliates.

5.11 Independent Investigation. Each of Pubco, SPAC Merger Sub and Company Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and SPAC for such purpose. Each of Pubco, SPAC Merger Sub and Company Merger Sub acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Seller and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco, SPAC Merger Sub or Company Merger Sub pursuant hereto, and the information provided by or on behalf of the Company, the Seller or SPAC for the Registration Statement.

5.12 No Other Representations. Except for the representations and warranties expressly made by Pubco, SPAC Merger Sub and/or Company Merger Sub in Article V (as modified by the Pubco Disclosure Schedules) or as expressly set forth in any Ancillary Document, none of Pubco, SPAC Merger Sub or Company Merger Sub nor any other Person on any of their behalves makes any express or implied representation or warranty with respect to any of Pubco, SPAC Merger Sub or Company Merger Sub or their respective business, operations, assets or Liabilities, or the Transactions, and Pubco, SPAC Merger Sub and Company Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco, SPAC Merger Sub or Company Merger Sub or any of their respective Representatives. Each of Pubco, SPAC Merger Sub and Company Merger Sub acknowledge that, except for the representations and warranties expressly made by SPAC in Article IV, the Company in Article VI and the Seller in Article VII, none of SPAC, the Company or the Seller is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information, to Pubco and the Merger Subs or any of their respective Representatives (including any opinion, information or advice that may have been or may be provided to Pubco and the Merger Subs or any of their respective Representatives by any Representative of SPAC, the Company or the Seller), including any representations or warranties regarding the probable success or profitability of the business of SPAC, the Company and the Seller. Each of Pubco, SPAC Merger Sub and Company Merger Sub specifically disclaim that they are relying upon or have relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, the Company and the Seller have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 5.12 nothing in this Section 5.12 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC as of the date of this Agreement and as of the Closing, as follows:

6.1   Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary for the business as currently conducted. The Company has made available to SPAC accurate and complete copies of the Organizational Documents of the Company, as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

6.2   Authorization; Binding Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of managers of the Company and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which it is a party has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3   Capitalization.

(a) As of the date of this Agreement, the issued and outstanding membership or other equity interests of the Company consists of (i) 10,000,000 Company Common Units, and (ii) 51,650,000 Company Preferred Units. Prior to giving effect to the Transactions, all of the issued and outstanding Company Units and other equity interests of the Company (“Company Interests”) are set forth on Schedule 6.3(a), along with the beneficial and record owners thereof, all of which Company Interests and other equity interests are owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents. All of the outstanding Company Interests have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DLLCA, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company does not directly or indirectly hold any Company Interests in its treasury. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. The rights, privileges and preferences of the Company Interests are as stated in the Company’s Organizational Documents and as provided by the DLLCA.

(b) There are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of its equity holders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no issued, reserved for issuance, outstanding or authorized option, restricted unit award, restricted interest award, profits interest, profit participation, equity appreciation, phantom equity, or equity-based award or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Immediately prior to the Closing, the Company will have (i) 10,000,000 Company Common Units issued and outstanding, all of which will be owned by the Seller and (ii) 51,650,000 Company Preferred Units issued and outstanding, all of which will be owned by the Preferred Equity Investors, in each case in the amounts set forth on Schedule 6.3(a).

(d) Prior to giving effect to the Transactions, the Company does not have any Subsidiaries or own any equity interests in any other Person.

(e) The Company has never declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the members of the Company have not authorized any of the foregoing.

6.4   Governmental Approvals. No Consent of any Governmental Authority on the part of the Company is required to be obtained in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to requirements under Delaware Law or any other applicable Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.5   Non-Contravention. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party, the consummation by the Company of the Transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents in any material respect, (b) subject to obtaining the Consents required from Governmental Authorities referred to in Section 6.4, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to the Company or any of its properties or assets in any material respect, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.6   Absence of Certain Changes. Since its formation, the Company has not been subject to a Material Adverse Effect.

6.7   Company Activities. Since its formation, the Company has not engaged in any business activities other than as contemplated by this Agreement, does not have any Subsidiaries or own, directly or indirectly, any ownership equity, profits or voting interest in any Person and has no assets or Liabilities except the assets to be received pursuant to the Bitcoin Acquisition and the Liabilities incurred in connection with this Agreement and the Ancillary Documents to which the Company is a party and the Transactions. The Company does not lease or own any real property or any interest in real property.

6.8   Title to Assets. Immediately prior to the Closing, and subject to the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, the Company will have all rights, title and interest in and to the Purchased Bitcoin.

6.9   Employees and Benefit Plans. The Company does not have any employees and does not have any Benefit Plans.

6.10 Investment Company Act. The Company is not and upon the Closing, Pubco will not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required, to register as an “investment company” in each case within the meaning of the Investment Company Act.

6.11 Certain Business Practices.

(a) Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to government officials or employees, to political parties or campaigns or violated any provision of the applicable bribery Laws or (iii) made any other unlawful payment in violation of applicable bribery Laws. Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) To the Knowledge of the Company, the operations of the Company are and have been conducted at all times in compliance with anti-money laundering Laws in all applicable jurisdictions, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) Neither the Company, nor, to the Knowledge of the Company, any of its managers, officers or employees acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list, and the Company has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine or for the purpose of financing the activities of any Person currently subject to U.S. sanctions, in each case in violation of any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

6.12 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

6.13 Information Supplied. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Seller, the Merger Subs, Pubco or any of their respective Affiliates.

6.14 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC for the Registration Statement.

6.15 Material Contracts. The Company has made available to SPAC true, correct, and complete copies of all material Contracts in effect on the date of this Agreement. Each such Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. The Company is not in breach of or default under in any material respect, nor has the Company provided or received any notice of any intention to terminate any such Contract. To the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

6.16 No Other Representations. Except for the representations and warranties expressly made by the Company in Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company or its business, operations, assets or Liabilities, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. The Company acknowledges that, except for the representations and warranties expressly made by SPAC in Article IV, Pubco, SPAC Merger Sub and Company Merger Sub in Article V and the Seller in Article VII, none of SPAC, Pubco, the Merger Subs or the Seller is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to the Company (including any opinion, information, projection or advice that may have been or may be provided to the Company or its Representatives by any Representative of SPAC, Pubco, the Merger Subs or the Seller), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco, the Merger Subs or the Seller. The Company specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, Pubco, the Merger Subs and the Seller have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 6.16 nothing in this Section 6.16 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

6.17 Taxes.

(a) The Company and its subsidiaries has: (i) timely filed all Income and other material Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete; and (ii) timely paid all Taxes shown to be due on any such Tax Return, and all other Taxes due and payable (other than Taxes which, individually and in the aggregate, are not reasonably expected to be material).

(b) The Company and its subsidiaries has timely withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and each of the Company and its subsidiaries has complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(c) There are no Liens relating or attributable to Taxes encumbering (and no Governmental Authority has threatened to encumber) the assets of any of the Company or its subsidiaries, except for statutory Liens for current Taxes not yet due and payable or Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of the Company. There are no Liens relating or attributable to Taxes encumbering (and no Governmental Authority has threatened to encumber) any equity interests in any of the Company or its subsidiaries

(d) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e) There are no: (i) pending or threatened claims by any Governmental Authority with respect to Taxes relating or attributable to any of the Company or its subsidiaries; or (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax Liability of any of the Company or its subsidiaries claimed, issued or raised by any Governmental Authority that has not been properly reflected in the consolidated financial statements of the Company.

(f)   Neither the Company nor any of its subsidiaries have waived any statute of limitations for the period of assessment or collection of Taxes or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(g) Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulation Sections 1.1502- 13 or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of U.S. state, local or non-U.S. Income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; (vi) the application of Section 952(c)(2) of the Code or the application of 951 of the Code with respect to income earned or recognized or payment received prior to the Code Date; (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (viii) election made under Section 108(i) of the Code prior to the Closing Date.

(h) Neither the Company nor any of its subsidiaries: (i) is a party to, is bound by, or has any obligation under, any Tax sharing agreement; or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax sharing agreement.

(i)   No power of attorney related or attributable to Taxes that currently is in effect has been granted by any of the Company or any its subsidiaries.

(j)   Neither the Company nor any of its subsidiaries is or has ever been a member of an affiliated group with which it has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is or was the Company.

(k) Neither the Company nor any of its subsidiaries has (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law); (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest”; or (iii) entered into any other transaction that required or will require the filing of an Internal Revenue Service Form 8886.

(l)   Neither the Company nor any of its subsidiaries has distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(m) Neither the Company nor any of its subsidiaries (i) is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes; or (ii) has made an entity classification election under Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

(n) Neither the Company nor any of its subsidiaries have or have had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Governmental Authority in a jurisdiction where any of the Company or any of its subsidiaries does not file Tax Returns and pay Taxes that the Company or any of its subsidiaries is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(o) Neither the Company nor any of its subsidiaries is or has been (or has any interest in) a “passive foreign investment company” (within the meaning of Section 1297(a) of the Code) or a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

(p) Neither the Company nor any of its subsidiaries have any liability under Section 482 of the Code (or similar provisions of state, local or foreign Law). Each of the Company and its subsidiaries has maintained adequate documentation and records (as required by Section 482 of the Code and Treasury Regulations promulgated thereunder or under any similar provision of state, local or foreign Law) to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or under any similar provision of state, local or foreign Law).

(q) Neither the Company nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, with respect to each representation and warranty in this Article VII, the Seller represents and warrants to SPAC, Pubco, the Merger Subs and the Company, as of the date of this Agreement and as of the Closing, as follows:

7.1   Organization and Standing. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite power and authority to carry on its business as now being conducted.

7.2   Authorization; Binding Agreement. The Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Seller’s obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3   Ownership. The Seller has good, valid and marketable title to the Company Units set forth opposite its name on Schedule 6.3(a), free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings to which such Seller is a party by which such Seller is bound with respect to the voting or transfer of any of such Seller’s Company Units other than this Agreement.

7.4   Government Approvals. No Consent of any Governmental Authority on the part of the Seller is required in connection with the execution, delivery or performance by the Seller of this Agreement or any Ancillary Documents or the consummation by the Seller of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, and (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or other applicable securities Laws.

7.5   Non-Contravention. The execution and delivery by the Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by the Seller of the Transactions contemplated hereby and thereby, and compliance by the Seller with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of the Seller’s Organizational Documents, (b) conflict with or violate any Law applicable to the Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the Seller is a party or its properties or assets are bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of the Seller to consummate the Transactions.

7.6   No Litigation. There is no Action pending or, to the Knowledge of the Seller, threatened, nor any Order is outstanding, against or involving the Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of the Seller to consummate the Transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Seller is or is required to be a party.

7.7   Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Merger Subs, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby directly based upon arrangements made by the Seller or any of its Affiliates.

7.8   Information Supplied. None of the information supplied or to be supplied by the Seller in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Seller in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Seller makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Merger Subs, Pubco or any of their respective Affiliates.

7.9   No Other Representations. Except for the representations and warranties expressly made by the Seller in this Article VII (as modified by the Company Disclosure Schedules and the Pubco Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither the Seller nor any other Person on the Seller’s behalf makes any express or implied representation or warranty with respect to the Seller or any of the Seller’s business, operations, assets or Liabilities, or the Transactions, and the Seller hereby expressly disclaims any other representations or warranties, whether implied or made by the Seller or any of its Representatives. The Parties hereto (other than the Seller) acknowledge that, except for the representations and warranties expressly made by the Seller in this Article VII, the Seller is not making and has not made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to any other Party (including any opinion, information, projection or advice that may have been or may be provided to any other Party or any Representatives thereof), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco, the Merger Subs or the Seller. Each Party, other than the Seller, specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that the Seller has specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 7.9, nothing in this Section 7.9 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

Article VIII
COVENANTS

8.1   Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.14, each of the Company, Pubco, the Merger Subs and Seller shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to the Pubco, the Company, Merger Subs or the Seller, as SPAC or its Representatives may reasonably request regarding Pubco, the Company, Merger Subs or the Seller and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of Pubco, the Company, Merger Subs and the Seller to reasonably cooperate with SPAC, Pubco and their respective Representatives in their investigation; provided, however, that SPAC and its Representatives, in each case, shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company or the Merger Subs.

(b) During the Interim Period, subject to Section 8.14, SPAC shall give, and shall cause its Representatives to give, the Company and Pubco and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to SPAC or its Subsidiaries, as the Company or Pubco or their respective Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of their respective Representatives to reasonably cooperate with the Company and Pubco and their respective Representatives in their investigation; provided, however, that the Company and Pubco and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or its Subsidiaries.

8.2   Conduct of Business of the Company, Pubco and the Merger Subs.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 8.2(a) of the Company Disclosure Schedules, or as required by the Transactions (including the Preferred Equity Investment and the Bitcoin Acquisition) or applicable Law, Pubco, the Merger Subs and the Company shall (i) only engage in activities relating to the initial organization and commencement of their respective operations, the Transactions (including the Bitcoin Acquisition) and the Services Agreement, (ii) comply with all Laws applicable to them and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of its respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated, permitted or required by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.2(b) of the Company Disclosure Schedules, or as required in connection with the Transactions (including the Preferred Equity Investment and the Bitcoin Acquisition) or by applicable Law, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco or the Merger Subs shall:

(i)   amend, waive or otherwise change, in any respect, its Organizational Documents except for any amendment or change to the Pubco Organizational Documents pursuant to Section 8.19;

(ii)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate;

(v) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(vii)   enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or the Merger Subs;

(viii)   terminate, or waive or assign any material right under, any material contract of the Company or enter into any contract that would be a material contract of the Company;

(ix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(x) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses);

(xi) authorize or agree to do any of the foregoing actions.

(c) Without limiting Sections 8.2(a) and 8.2(b), without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) the Company shall not issue any Company Units, and (ii) the Seller shall not sell, transfer or dispose of any Company Units.

8.3   Conduct of Business of SPAC .

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required in connection with the Transactions (including the Conversion and as contemplated by any Transaction Financing) or applicable Law, SPAC shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with the SPAC Memorandum and Articles and the IPO Prospectus, the deadline by which it must complete its Business Combination, by way of an amendment to the SPAC Memorandum and Articles, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document (including the Conversion and as contemplated by any Transaction Financing) or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required by the Transactions or applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that this Section 8.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and SPAC Expenses);

(v) make, revoke or amend any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse any accruals (except as required by a change in Law or GAAP); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax Liability or decreasing any present or future Tax benefit for Pubco or any of its subsidiaries, or the Company or its Affiliates;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

(vii) terminate, waive or assign any material right or obligation under any SPAC Material Contract or enter into any new Contract that would be a SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(xi) waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Merger);

(xiv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any SPAC Expenses) other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to the Company (including in the SEC Reports) or (b) entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xv) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvi) other than the SPAC Loans or as expressly required by the Sponsor Support Agreement, enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person;

(xvii)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xviii)   authorize or agree to do any of the foregoing actions.

8.4   Annual and Interim Financial Statements.

(a) As promptly as practicable after the date of this Agreement but in no event later than forty-five (45) days after the date of this Agreement (the “Audit Delivery Date”), the Company shall deliver to SPAC, the audited and/or reviewed financial statements of the Company and Pubco (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder (the “Required Financial Statements”); provided, however, that the Audit Delivery Date shall be automatically extended for a period of fifteen (15) days (or such longer period as the Company and SPAC may mutually agree in writing) if the Company is cooperating in good faith with its auditors to deliver the Required Financial Statements. Such financial statements shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the dates or for the periods indicated, in accordance with GAAP. The required audited financial statements shall each be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

(b) During the Interim Period, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than forty five (45) days thereafter, and to the extent required for the Registration Statement, the Company and Pubco shall deliver to SPAC, the unaudited consolidated financial statements of the Company and Pubco, as applicable, consisting of the consolidated balance sheet of the Company and Pubco, as applicable, as of the end of such three-month period, and the related unaudited consolidated income statement, changes in shareholder equity (or, in the case of the Company, membership equity) and statement of cash flows for the three-month quarterly period then ended.

(c) During the Interim Period, as soon as reasonably practicable following the end of each fiscal year, and in any event no later than sixty (60) days thereafter, and to the extent required for the Registration Statement, the Company and Pubco shall deliver to SPAC, the audited consolidated financial statements of the Company and Pubco, consisting of the balance sheet of the Company and Pubco, as applicable, as of the end of such fiscal year, and the related audited consolidated income statement, changes in shareholder equity (or, in the case of the Company, membership equity) and statement of cash flows for the fiscal year then ended. Such audited financial statements shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the date or for the periods indicated, in accordance with GAAP.

8.5   SPAC Public Filings. During the Interim Period, SPAC will (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Public Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the shares of Pubco Stock and Pubco Public Warrants, and (ii) reasonably cooperate with Pubco to cause the shares of Pubco Stock and the Pubco Public Warrants to be issued in connection with the Mergers to be approved for listing on Nasdaq as of the Closing Date.

8.6   No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, the Merger Subs, the Seller and their respective Affiliates, a transaction (other than the Transactions contemplated by this Agreement and any Ancillary Document) concerning the sale of (x) all or any material part of the business or assets of the Company or the Seller (other than in the ordinary course of business consistent with past practice) or (y) any of the Company Units or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of Company Units or other equity interests in the Company, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, (B) with respect to the Company, the sale of any portion of the Purchased Bitcoin and (C) with respect to SPAC and its Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7   No Trading. Each of the Company, Pubco, the Merger Subs, and the Seller acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, the Merger Subs and the Seller each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8   Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e)  becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9   Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions contemplated by this Agreement (including the receipt of all applicable Consents of, or termination of all applicable waiting periods by, Governmental Authorities) and to comply as promptly as practicable with all requirements or conditions of Governmental Authorities applicable to the Transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. The Parties agree to use their reasonable best efforts to make all required filings under Antitrust Laws no later than thirty (30) days after the initial filing of the Registration Statement. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

8.10 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11 The Registration Statement.

(a) Following the date of this Agreement, SPAC, Pubco and the Company shall prepare with the reasonable assistance of the Company, and, as promptly as practicable after completion of the Company’s and Pubco’s audited financial statements described in Section 8.4(a), file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of SPAC Securities and to the Company Holders at the Effective Time, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with the SPAC Memorandum and Articles and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution), the adoption and approval of this Agreement and the Transactions (including the SPAC Merger, the Conversion, the adoption and approval of the Conversion Organizational Documents and, to the extent required, the issuance of any shares in connection with the any Transaction Financing) as a Business Combination, (ii) as a special resolution, the approval of the SPAC Merger, (iii) the adoption and approval of a new equity incentive plan for Pubco in a form mutually satisfactory to SPAC and the Company (the “Incentive Plan”), and which will provide for awards for a number of shares of Pubco Stock equal to ten percent (10%) of the aggregate number of shares of Pubco Stock issued and outstanding immediately after the Closing (after giving effect to the Redemption), as further set forth in the Incentive Plan (the approvals described in foregoing clauses (i) through (iii), collectively, the “SPAC Shareholder Approval Matters”), (iv) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 8.15 hereof, (v) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution) the adoption and approval of such other matters as the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions, and (vi) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC, in each case in accordance with the SPAC Memorandum and Articles, the Cayman Act, the DGCL and the rules and regulations of the SEC and Nasdaq. If on the date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, SPAC may make one or more successive postponements or adjournments, or with the consent of a majority of the SPAC Shareholders present at the Extraordinary General Meeting in accordance with Section 8.11(d) and subject to applicable Law and the SPAC Memorandum and Articles. In connection with the Registration Statement, SPAC, Pubco and the Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Memorandum and Articles, the Cayman Act and the rules and regulations of the SEC and Nasdaq. SPAC and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company and the Seller shall provide SPAC and Pubco with such information concerning the Company, the Seller and their respective equityholders, officers, directors, members, managers, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be reasonably required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company and the Seller shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) SPAC, Pubco and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the SPAC Memorandum and Articles, the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, SPAC, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC, Pubco and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Memorandum and Articles; provided, that Pubco shall not amend or supplement the Registration Statement without the prior written consent of SPAC and the Company, which consent shall not to be unreasonably withheld, conditioned or delayed.

(c) SPAC, Pubco and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC shall set a record date for the Extraordinary General Meeting and distribute the Registration Statement to the SPAC Shareholders and, pursuant thereto, shall promptly call and convene the Extraordinary General Meeting. SPAC shall, through the SPAC Board, subject to Section 8.11(d)(ii), recommend to the SPAC Shareholders the approval of the SPAC Shareholder Approval Matters and include such recommendation in the Proxy Statement, with such changes as may be mutually agreed by the Parties.

(i) Subject to Section 8.11(d)(ii), the SPAC Board shall not change, withdraw, withhold, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Shareholder Approval Matters (a “Modification in Recommendation”).

(ii) Notwithstanding anything to the contrary contained in this Agreement, the SPAC Board may, at any time prior to, but not after, obtaining the Required Shareholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law; provided that: (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail (including the facts and circumstances providing the basis for the determination by the SPAC Board to effect such Intervening Event Change in Recommendation), (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the SPAC Board to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation, (C) the SPAC and its Representatives shall have provided to the Company and its Representatives all applicable information with respect to such Intervening Event reasonably requested by the Company to permit the Company to propose revisions to the terms of this Agreement and (D) if the Company requested negotiations in accordance with the foregoing sub-clause (B), the SPAC Board may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable Parties), continues to determine in good faith, based on the advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Shareholders under applicable Law. An “Intervening Event” shall mean any material and negative event after the date of this Agreement that (i) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement (or the consequences or magnitude of which were not reasonably foreseeable to the SPAC Board as of the date of this Agreement), which becomes known to the SPAC Board prior to the Extraordinary General Meeting, and (ii) does not relate to and excludes, whether alone or in combination, (A) any Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (B) the Transactions and/or this Agreement or any Ancillary Document (or any actions taken pursuant to this Agreement or any Ancillary Document, including obtaining all Consents required to be obtained from any Governmental Authority or any other Person), (C) any change in the price or trading volume of SPAC Class A Ordinary Shares, (D) any Action filed or threatened against SPAC or any member of the SPAC Board arising out of or related to the Transactions by any Person and (E) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii) and (iii) of the definition thereof. For the avoidance of doubt, in the event that the SPAC Board does not make an Intervening Event Change in Recommendation, the SPAC Board shall still be permitted to advise SPAC Shareholders of their right to redeem in the Redemption and provide the SPAC Shareholders with a detailed explanation and rationale for such advice.

(iii) Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to postpone such meeting and to amend such filing as necessary in order to provide sufficient time for the SPAC Shareholders to consider any revised recommendation.

(iv) To the fullest extent permitted by applicable Law, (x) SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting shall not be affected by any Modification in Recommendation, (y) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting and submit the SPAC Shareholder Approval Matters for approval by the SPAC Shareholders and (z) SPAC agrees that if the Required Shareholder Approval shall not have been obtained at any such Extraordinary General Meeting, then SPAC shall promptly continue to take all such reasonably necessary actions, including the actions required by this Section 8.11, and hold additional Extraordinary General Meetings in order to obtain the Required Shareholder Approval. SPAC Board, in their absolute discretion and subject to applicable Law and the SPAC Memorandum and Articles, may postpone the Extraordinary General Meeting for which a notice has been issued, or with the consent of the majority of SPAC Shareholders present at such Extraordinary General Meeting, adjourn such Extraordinary General Meeting, if the SPAC Board decided for any reason not to hold such Extraordinary General Meeting, including but not limited to, (i) for the absence of a quorum, (ii) to solicit additional proxies for the purpose of obtaining the Required Shareholder Approval, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Shareholders prior to the Extraordinary General Meeting, and (iv) if necessary or desirable in the reasonable determination of the SPAC Board, all in accordance with the SPAC Memorandum and Articles and applicable Law; provided, that in the event of any such postponement, the SPAC Board shall use its commercially reasonable efforts to reconvene such Extraordinary General Meeting as promptly as practicable following the time that such matters are resolved in order to obtain the Required Shareholder Approval.

(e) SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the setting of the record date for, and the calling and holding of, the Extraordinary General Meeting and the Redemption.

8.12 Company Holder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of the Company Common Holders or otherwise solicit written consents in order to obtain the Required Company Holder Approval (the “Company Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Common Holders proxies in favor of the Required Company Holder Approval prior to such Company Meeting, and to take all other actions necessary or advisable to secure the Required Company Holder Approval, including enforcing the Voting Agreement.

8.13 Public Announcements.

(a) The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided that nothing shall prevent the Parties from issuing any press releases or making any public announcements about the Transactions containing information that has already been made public by the Parties.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Sponsor and the SPAC shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 8.12 shall prevent SPAC, Pubco, or the Company from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 8.12.

8.14 Confidential Information.

(a) The Company, Pubco, the Merger Subs and the Seller each hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, Pubco, the Merger Subs, the Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 8.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 8.14(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, Pubco, the Merger Subs, the Company and the Seller shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at the Company’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that Pubco, the Merger Subs, the Company and the Seller and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at its sole expense, a protective Order or other remedy or waive compliance with this Section 8.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such Company Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

8.15 Post-Closing Pubco Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) persons, including (i) five (5) persons who are designated, prior to the Closing, by the Company, one of whom shall be Anthony Pompliano (who shall also be the chairman of the Post-Closing Pubco Board and the chief executive officer of Pubco upon the Closing), and at least four (4) of whom shall be required to qualify as an independent director under Nasdaq rules and any other independence criteria required by applicable Law, (ii) one (1) person designated by SPAC, who shall either be a Class II or Class III Director pursuant to the Pubco A&R Organizational Documents, and (iii) one (1) person whom shall be required to qualify as an independent director under Nasdaq rules (who shall be the lead independent director) mutually selected by the Sponsor and the Company prior to the Closing. In accordance with the Pubco A&R Organizational Documents as in effect at the Closing, the Post-Closing Pubco Board will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving a one (1) year term, such initial term effective from the Closing until the first annual meeting of the Pubco stockholders after the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving a two (2) year term, such initial term effective from the Closing until the second annual meeting of the Pubco stockholders after the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third a class of directors, the Class III Directors serving a three (3) year term. At the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, Pubco, SPAC and the Company.

(b) The Parties shall take all action necessary, so that the individuals serving as the chief executive officer of Pubco immediately after the Closing will be the same individual (in the same office) as that of the Company immediately prior to the Closing.

8.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Pubco or the Merger Subs (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, the Company, Pubco or the Merger Subs, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco, SPAC and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of SPAC, the Company, Pubco and the Merger Subs to the extent permitted by applicable Law. The provisions of this Section 8.16(a) shall survive the Closing indefinitely and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. The provisions of this Section 8.16(a) shall be binding, jointly and severally, on Pubco and all its successors and assigns. In the event that Pubco or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco shall ensure that proper provision shall be made so that the successors and assigns of Pubco shall succeed to the obligations set forth in this Section 8.16(a).

(b) Prior to the Effective Time, SPAC shall obtain and the Company (or after the Closing, Pubco) shall fully pay the premium for a “tail” insurance policy under SPAC’s existing insurance policy for the benefit of SPAC’s directors and officers that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”), on terms substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing coverage (or, if substantially equivalent insurance coverage is unavailable, the best available coverage), except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently payable by SPAC with respect to such current policy; provided, that, if the annual premium of such insurance coverage exceeds such amount, SPAC shall be obligated to obtain a “tail” insurance policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as SPAC’s current insurance provider. Pubco and its Subsidiaries shall, for a period of six (6) years after the Effective Time, maintain the D&O Tail Insurance in effect and shall continue to honor the obligations thereunder and timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance after the Closing.

8.17 Use of Proceeds.

(a) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) cause the Trustee to, and the Trustee shall thereupon be obligated to, (x) pay as and when due all amounts payable to former SPAC Shareholders pursuant to the Redemption and (y) pay all remaining amounts, less the fees and costs incurred by the Trustee in accordance with the Trust Agreement, then available in the Trust Account in accordance with Section 8.17(b).

(b) The Parties agree that, at the Closing, upon satisfaction or waiver of the conditions set forth in Article IX, the funds in the Trust Account (after taking into account payments for the Redemption) and the net proceeds of any Transaction Financing shall be used to pay or reimburse (i) first, any accrued SPAC Expenses and any premiums for the D&O Insurance, (ii) second, to pay any accrued Company Expenses, and (iii) third, to purchase Bitcoin to be held by Pubco. Any remaining cash in the Trust Account and remaining net proceeds of the Convertible Notes PIPE and any Transaction Financing shall be disbursed to Pubco and used for Pubco’s working capital and general corporate purposes.

8.18 Delisting and Deregistration. The Parties shall take all actions necessary or reasonably requested by another Party to cause the SPAC Public Units, SPAC Class A Ordinary Shares (or as applicable, following the Conversion, SPAC Class A Common Stock) and SPAC Public Warrants to be delisted from Nasdaq (or be succeeded by the shares of Pubco Stock and the Pubco Public Warrants, respectively) and to terminate the SPAC’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as of the Closing Date.

8.19 Pubco A&R Organizational Documents. At or prior to the Closing, Pubco shall amend and restate the Pubco Organizational Documents (the “Pubco A&R Organizational Documents”) in a manner reasonably acceptable to SPAC.

8.20 Amendment and Restatement of Founder Registration Rights Agreement. SPAC, Pubco and the Company shall amend and restate the Founder Registration Rights Agreement, effective as of the Closing, substantially in the form of the Amended and Restated Registration Rights Agreement.

8.21 Private Placement Transactions.

(a) Pubco shall use its best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Convertibles Notes Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Convertible Notes Subscription Agreements, and exercising its right to specifically enforce the Convertible Notes Subscription Agreements pursuant to the terms thereof.

(b) SPAC shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Preferred Equity Investment Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Preferred Equity Investment Subscription Agreements, and exercising its right to specifically enforce the Preferred Equity Investment Subscription Agreements pursuant to the terms thereof.

8.22 Transaction Financing.

(a) Without limiting anything to the contrary contained herein, during the Interim Period, SPAC, the Company and Pubco may, but shall not be required to, enter into financing agreements (any such agreements, the “Additional Financing Agreements” and, together with the Subscription Agreements, the “Financing Agreements”), in addition to the Convertible Notes PIPE, and Preferred Equity Investment on such terms and structuring (whether structured as a private placement of common equity, convertible preferred equity, convertible debt or other securities convertible into or that have the right to acquire common equity, as Trust Account non-redemption or backstop arrangements or as a committed equity line facility or otherwise), and using such strategy, placement agents and approach, as SPAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (collectively, the “Additional Transaction Financing” and, together with the Convertible Notes PIPE and Preferred Equity Investment, the “Transaction Financing”). The Parties acknowledge that SPAC has engaged Cohen and Clear Street to serve as lead placement agents for the Transaction Financing.

(b) SPAC, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the others in connection with such Additional Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and SPAC (each of which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or SPAC, during the Interim Period, SPAC, the Company and Pubco shall not (i) reduce the committed investment amount to be received by SPAC, Pubco or the Company under any Financing Agreement or reduce or impair the rights of SPAC, the Company or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC, Pubco and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

8.23 Bitcoin Acquisition.

(a) Within fifteen (15) days after the date of this Agreement, the Company shall instruct the Custodian to purchase Bitcoin equal to the Preferred Equity Investment (such purchased Bitcoin, the “Purchased Bitcoin”) and such Purchased Bitcoin shall be placed into a custodial account with Anchorage Digital Bank, N.A serving as the custodian (the “Custodian”). The Custody Agreement entered into on the date hereof shall provide that the Purchased Bitcoin may only be released from the custodial account pursuant to a joint instruction of SPAC and the Company. Within two (2) days following the date upon which all of the Purchased Bitcoin has been purchased, the Company shall deliver to SPAC, a trade confirmation (the “Trade Confirmation”) from the Custodian setting forth the time weighted average price for the period of time during which the Bitcoin Acquisition occurred.

(b) At the Closing, the Purchased Bitcoin shall be contributed to Pubco, and the Purchased Bitcoin shall be placed in a custodial account for the benefit of Pubco with a custodian to be mutually agreed upon prior to the Closing by SPAC and the Company.

Article IX
CLOSING CONDITIONS

9.1   Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the SPAC Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) Required Company Holder Approval. The Company Meeting shall have been held in accordance with the DLLCA and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Common Holders shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Merger (the “Required Company Holder Approval”).

(c) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(e) Nasdaq Listing. The shares of Pubco Stock shall have been approved for listing on Nasdaq, subject only to notice of issuance.

(f) Convertible Notes PIPE. The Convertible Notes PIPE shall have been consummated in accordance with the terms of the Convertible Notes Subscription Agreements.

(g) Antitrust Filings. The waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the Hart-Scot-Rodino Act or any other applicable Antitrust Laws shall have expired and all other necessary consents of any Governmental Authority shall have been obtained, made or expired, as applicable.

9.2   Conditions to Obligations of the Company, Pubco, the Merger Subs and the Seller. In addition to the conditions specified in Section 9.1, the obligations of the Company, Pubco, the Merger Subs and the Seller to consummate the Transactions are subject to the satisfaction or written waiver by the Company of the following conditions:

(a) Representations and Warranties.

(i) The SPAC Fundamental Representations (other than Section 4.5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those SPAC Fundamental Representations that address matters only as of a particular date (which SPAC Fundamental Representations shall have been true and correct in all material respects as of such date).

(ii) The representations and warranties of SPAC contained in Section 4.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii) Each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement.

(d) SPAC Conversion. The Conversion shall have been consummated in accordance with Section 2.7.

9.3   Conditions to Obligations of SPAC. In addition to the conditions specified in Section 9.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver by SPAC of the following conditions:

(a) Representations and Warranties.

(i) The Company Fundamental Representations (other than Section 6.3(a)), Pubco and Merger Subs Fundamental Representations (other than Section 5.5(a)) and Seller Fundamental Representations shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those Company Fundamental Representations, Pubco and Merger Subs Fundamental Representations or Seller Fundamental Representations that address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such date).

(ii) The representations and warranties of the Company, Pubco, the Merger Subs contained in Section 6.3(a) and Section 5.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii) Each of the representations and warranties of the Company, Pubco, Merger Subs and Seller (other than the Company Fundamental Representations, Pubco and Merger Subs Fundamental Representations and Seller Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or the Seller.

(b) Agreements and Covenants. Each of the Company, Pubco, the Merger Subs and the Seller shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Seller since the date of this Agreement.

(d) Certain Ancillary Documents.

(i)   The Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(ii)   The Services Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Pubco Chief Executive Officer. As of the Closing, Anthony Pompliano shall be have been appointed and shall be serving as the chief executive officer of Pubco.

(f) Key Employee Employment Agreements. Pubco and each Key Employee shall have entered into new employment agreements in a form mutually satisfactory to SPAC and the Company, each of which shall be in full force and effect as of the Closing (the “Employment Agreements”).

9.4   Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, the Seller, Pubco or the Merger Subs) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X
TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is ten (10) months from the date of this Agreement (the “Original Outside Date”, and as such date may be extended pursuant to this Section 10.1(b), the “Outside Date”) (provided, that if, on or prior to the Original Outside Date, the SEC has not declared the Registration Statement effective or Nasdaq has not approved the listing of the Pubco Stock, the Original Outside Date shall be automatically extended to the later of one (1) month from the Original Outside Date or one (1) month from the date of most recent submission to the SEC or Nasdaq, as applicable); provided further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if (i) there has been a material breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) five (5) Business Days prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company or the Seller is in material uncured breach of this Agreement;

(e) by written notice by the Seller to SPAC within ten (10) Business Days after there has been a Modification in Recommendation and SPAC Board has breached its obligations under Section 8.11 by failing to call, give notice of, convene or hold the Extraordinary General Meeting in accordance with Section 8.11;

(f) by written notice by SPAC to the Company, if (i) there has been a breach by the Company or the Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) five (5) Business Days prior to the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time SPAC is in material uncured breach of this Agreement;

(g) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement;

(h) without prejudice to the SPAC’s obligations under Section 8.11(d)(i), by written notice by either SPAC or the Company to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained; or

(i) by written notice by SPAC to the Company if the Required Financial Statements have not been delivered to SPAC by the Audit Delivery Date pursuant to Section 8.4(a).

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.14, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Section 12.5 and this Section 10.2 (but subject to Section 11.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.8), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

Article XI
WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. The Company, Pubco, the Merger Subs and the Seller hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO, from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the holders of the SPAC Public Shares (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus and the SPAC Memorandum and Articles, except for any amounts released to pay SPAC’s taxes, SPAC may disburse monies from the Trust Account only in accordance with the SPAC Memorandum and Articles: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with any shareholder vote for on a proposed Business Combination, but only in the event that the applicable Business Combination is approved and consummated; (b) to Public Shareholders who elect to have their SPAC Class A Ordinary Shares repurchased by means of a tender offer; (c) to Public Shareholders if an amendment is made to the SPAC Memorandum and Articles prior to the consummation of a Business Combination (i) to modify the substance or timing of SPAC’s obligations to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if SPAC has not consummated a Business Combination within twenty four (24) months after the closing of the IPO; or (ii) with respect to any other material provisions relating to (x) the rights of holders of SPAC Class A Ordinary Shares; or (ii) pre-initial Business Combination activity, upon the effectiveness of any such amendment; or (d) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, including any interest earned on the amounts held in the Trust Account (which interest shall be net of any taxes and up to $100,000 of interest to pay dissolution expenses); and (e) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Pubco, the Merger Subs and the Seller hereby agree on behalf of themselves and their Affiliates, notwithstanding anything to the contrary in this Agreement, that none of the Company, Pubco, the Merger Subs, or the Seller nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the ”Released Claims”). The Company, Pubco, the Merger Subs and the Seller on behalf of themselves and their respective Affiliates hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company, Pubco, the Merger Subs, and the Seller each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and the Company, Pubco, the Merger Subs, and the Seller each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, either Merger Sub, the Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against the Trust Account, each such Party hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 11.1 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company, Pubco, the Merger Subs or the Seller to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for damages against SPAC, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account). This Section 11.1 shall survive termination of this Agreement for any reason.

11.2 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, the Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of the Seller (the “Releasing Persons”), hereby releases and discharges the Company, SPAC, Pubco and the Merger Subs from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against such Parties arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against any of the Parties or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any Party pursuant to this Agreement or any Ancillary Document.

Article XII
MISCELLANEOUS

12.1 Survival. Except as otherwise contemplated by Section 10.2, (a) the representations and warranties of the Parties contained in this Agreement (other than those representations and warranties set forth in Sections 4.19, 5.12, 6.16 and 7.9 or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto and (b) the covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), including, for the avoidance of doubt, Section 2.15, Section 8.16, Section 8.23(b), Section 11.1 and this Article XII.

12.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC, to:

Columbus Circle Capital Corp I

3 Columbus Circle, 24th Floor

New York, New York 10019

Attention:	Gary Quin
Email:	gquin@cohencm.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, USA

Attn:	Douglas S. Ellenoff, Esq.
Stuart Neuhauser, Esq.
Meredith Laitner, Esq.
Email:	ellenoff@egsllp.com
sneuhauser@egsllp.com
mlaitner@egsllp.com

If to Pubco, the Seller, either Merger Sub, or the Company after the Closing or to SPAC at, prior to or after the Closing, to:

ProCap Financial, Inc.

600 Lexington Ave., Floor 2

New York, NY 10022

Attn:	Anthony Pompliano
Email:	[***]

with a copy (which will not constitute notice) to:

Reed Smith LLP
2850 N. Harwood Street, Suite 1500
Dallas, TX 75201

Attn:	Lynwood Reinhardt, Esq.
Jennifer Riso, Esq.
Katie Geddes, Esq.
Email:	lreinhardt@reedsmith.com
jriso@reedsmith.com
kgeddes@reedsmith.com

12.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Other than with respect to the Mergers, this Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of SPAC (in the case of the Pubco, Company, the Merger Subs or the Seller) or the Company (in the case of SPAC), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.4 Third Parties. Nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or party thereto or a successor or permitted assign of such a Party; provided, however, that (a) in the event that the Closing occurs, the D&O Indemnified Persons are intended third-party beneficiaries of Section 8.15(a) and (b) the past, present or future directors, officers, agents, employees, equityholders or other Representatives, Affiliates, successors or assignees of any Party, are intended third-party beneficiaries of, and may enforce, Section 12.1 and Section 12.15.

12.5 Fees and Expenses.

(a) Subject to Sections 11.1 and 12.5(a), all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such Expenses, provided that, if the Closing shall occur, Pubco shall reimburse or pay or cause to be reimbursed or paid, at or promptly following Closing, by wire transfer of immediately available funds, all SPAC Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by Pubco pursuant to this Section 12.5 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account.

(b) Notwithstanding the terms of Section 12.5(a), the SPAC and the Company each agree to each be responsible for fifty percent (50%) of all fees, costs and expenses paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising from (i) filing the Registration Statement with the SEC, (ii) submitting to Nasdaq a listing application for the shares of Pubco Stock (including any filing fees arising therefrom) and (iii) under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.

12.6 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof, provided that matters that as a matter of the laws of the Cayman Islands are required to be governed by the laws of the Cayman Islands (including, without limitation, in respect of the Conversion and the fiduciary duties that may apply to the directors of the Parties) shall be governed by and construed in accordance with, the laws of the Cayman Islands, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.2. Nothing in this Section 12.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.7 WAIVER OF JURY TRIALArticle I. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

12.8 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have an adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.10 Amendment. Subject to the provisions of applicable Law, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC, Pubco, the Merger Subs, the Company and the Seller.

12.11 Waiver. Each Party may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (b) waive any inaccuracy in the representations and warranties by any other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, Annexes and Schedules, which Exhibits, Annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.13 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

12.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole, LLP (“EGS”) may have, prior to Closing, jointly represented SPAC and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the SPAC and/or its Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to any other Party to the Agreement or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, the Merger Subs and the Seller, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement and the Ancillary Documents, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Merger Subs, SPAC, the Company, the Seller or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of SPAC, the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong to such respective party, shall be controlled by such respective party and shall not pass to or be claimed by any other party; provided, further, that nothing contained herein shall be deemed to be a waiver by any party (including, after the Effective Time, the SPAC Surviving Subsidiary and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Reed Smith LLP (“Reed Smith”) may have, prior to Closing, jointly represented the Company and Seller in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented the Company, the Seller and/or their respective Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, Reed Smith will be permitted in the future, after Closing, to represent the Company and the Seller or their respective Affiliates in connection with matters in which such Persons are adverse to any other party to the Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company and the Seller shall be deemed the clients of Reed Smith with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party; provided, further, that nothing contained herein shall be deemed to be a waiver by any party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

12.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that, no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

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IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC:

COLUMBUS CIRCLE CAPITAL CORP I

By:	/s/ Gary Quin
Name:	Gary Quin
Title:	Chief Executive Officer

Pubco:

PROCAP FINANCIAL, INC.

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC Merger Sub:

CRIUS SPAC MERGER SUB, INC.

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

Company Merger Sub:

CRIUS MERGER SUB, LLC

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

The Company:

PROCAP BTC, LLC

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

The Seller:

INFLECTION POINTS INC

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

EXHIBIT A

A-1

EXHIBIT B

B-1

EXHIBIT C

C-1

EXHIBIT D

D-1

EXHIBIT E

E-1

EXHIBIT F

F-1

EXHIBIT G

G-1